AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 1997
                              REGISTRATION NO. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                              OMEGA RESEARCH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           FLORIDA                                7372                        59-2223464
(State or other jurisdiction of      (Primary Standard Industrial         (I.R.S. Employer
 incorporation or organization)       Classification Code Number)       Identification Number)

                 8700 WEST FLAGLER STREET, MIAMI, FLORIDA 33174
                                 (305) 551-9991

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ------------------


                        WILLIAM R. CRUZ AND RALPH L. CRUZ
                           CO-CHIEF EXECUTIVE OFFICERS
                              OMEGA RESEARCH, INC.
                            8700 WEST FLAGLER STREET
                              MIAMI, FLORIDA 33174
                                 (305) 551-9991

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENTS FOR SERVICE)

                               ------------------

                                   COPIES TO:

           ALAN D. AXELROD, ESQ.                         PETER B. TARR, ESQ.
RUBIN BAUM LEVIN CONSTANT FRIEDMAN & BILZIN               HALE AND DORR LLP
      2500 FIRST UNION FINANCIAL CENTER                    60 STATE STREET
         MIAMI, FLORIDA 33131-2336                   BOSTON, MASSACHUSETTS 02109
         TELEPHONE: (305) 374-7580                    TELEPHONE: (617) 526-6000

                               ------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________.
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _____________.
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                 AMOUNT TO           OFFERING PRICE PER  AGGREGATE OFFERING PRICE       AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED (1)            SHARE(2)                 (2)               REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value........         4,255,000                 $12.00              $51,060,000               $17,607
====================================================================================================================================

(1) Includes an aggregate of 555,000 shares which the Underwriters may purchase to cover over-allotments, if any. See "Underwriting."
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JULY 25, 1997

                                3,700,000 SHARES
                           [OMEGA RESEARCH, INC. LOGO]
                                  COMMON STOCK

     Of the 3,700,000 shares of Common Stock offered hereby, 2,600,000 shares are being sold by Omega Research, Inc. ("Omega Research" or the "Company") and 1,100,000 shares are being sold by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Shareholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. Application will be made to list the Common Stock on the Nasdaq National Market under the symbol "OMGA."

                                  -------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                  -------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
 ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
    PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================================================
                                                          UNDERWRITING                              PROCEEDS TO
                                        PRICE TO          DISCOUNTS AND        PROCEEDS TO           SELLING
                                         PUBLIC            COMMISSIONS          COMPANY(1)         SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------
Per Share..........................    $                  $                      $                  $
----------------------------------------------------------------------------------------------------------------
Total(2)...........................    $                  $                      $                  $
================================================================================================================

(1) Before deducting expenses payable by the Company, estimated at $650,000.
(2) The Company and the Selling Shareholders have granted the Underwriters a 30-day option to purchase an aggregate of up to an additional 555,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling
    Shareholders will be $   , $   , $ and $   , respectively.

                                  -------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), San Francisco, California, on or about                  , 1997.

ROBERTSON, STEPHENS & COMPANY
                                   LEHMAN BROTHERS
                                                               HAMBRECHT & QUIST

               The date of this Prospectus is          , 1997

    [PICTURES OF THE COMPANY'S PRODUCTS AND DEPICTIONS OF PRODUCT INTERFACES]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING SHAREHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL                         , 1997 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  -------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           -----
Summary....................................................................    4
Risk Factors...............................................................    7
Distribution of S Corporation Earnings.....................................   20
Use of Proceeds............................................................   22
Dividend Policy............................................................   22
Capitalization.............................................................   23
Dilution...................................................................   24
Selected Financial Data....................................................   25
Management's Discussion and Analysis of Financial Condition and
  Results of Operations....................................................   26
Business...................................................................   35
Management.................................................................   46
Certain Transactions.......................................................   52
Principal and Selling Shareholders.........................................   53
Description of Capital Stock...............................................   54
Shares Eligible for Future Sale............................................   57
Underwriting...............................................................   58
Legal Matters..............................................................   60
Experts....................................................................   60
Additional Information.....................................................   60
Index to Financial Statements..............................................  F-1

                                  -------------

     The Company intends to mail to all of its shareholders an annual report containing financial statements audited by its independent accountants for each fiscal year and shall make available to all of its shareholders quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

    TRADESTATION(R), OPTIONSTATION(R) and SUPERCHARTS(R) are registered trademarks, and OMEGA RESEARCH(TM), EASYLANGUAGE(TM) and POWEREDITOR(TM) are trademarks, of the Company. This Prospectus also contains trademarks and tradenames of other companies.

     The Company was incorporated in Florida in 1982 and its principal executive offices are located at 8700 West Flagler Street, Miami, Florida 33174. Its telephone number is (305) 551-9991.

                                     SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS SUGGESTED BY THE FORWARD-LOOKING STATEMENTS AND FROM THE RESULTS HISTORICALLY EXPERIENCED. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO SUCH DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                   THE COMPANY

     Omega Research is a leading provider of real-time investment analysis software for the Microsoft Windows operating system. The Company's principal products are TRADESTATION, OPTIONSTATION and SUPERCHARTS. With the 1991 release of its flagship product, TRADESTATION, Omega Research pioneered the concept of utilizing the power of the personal computer to enable investors to historically test the profitability of their own investment and trading strategies and then computer-automate those strategies to generate real-time buy and sell signals. OPTIONSTATION enables investors who are not options experts or mathematicians to benefit from advanced stock, index and futures options trading strategies, and SUPERCHARTS provides investors with state-of-the-art technical analysis capabilities. The Company designs its products as PLATFORM APPLICATIONS: unique software applications that also serve as platforms for independent third-party solutions. Over 150 independent developers have developed software products for the Omega Research Platform.

     In the last 25 years there has been unprecedented growth in the financial markets as increasing amounts of capital have been actively invested in an effort to generate superior returns. As investment and trading activity have increased, investors are seeking to make use of the increased amounts of financial market data available to support their investment decisions. While the data have been available for some time, typically only large institutional investors were able to manipulate, organize and analyze such data through the use of mainframe or minicomputer-based software applications. With the advanced processing capabilities of today's personal computers, both individual and institutional investors are demanding powerful investment analysis software to improve their investment decision-making. The Omega Research solution addresses this demand through superior investment analysis products, an industry-leading open and extendible software platform, comprehensive support for a wide variety of financial instruments and markets, and, through the Company's proprietary EASYLANGUAGE technology, the ability to design and historically test investment strategies without having computer programming experience.

     Omega Research's objective is to be the leading worldwide provider of real-time investment analysis software to both individual and institutional investors. The Company's product strategy is to expand the Omega Research Platform by enhancing and developing its own suites of integrated, complementary products, and by facilitating the development of additional compatible third-party products and services. The Company's marketing strategy is to continue to penetrate the expanding individual investor market, increase its focus on institutional investors and expand its international distribution. The Company will also seek to strengthen and expand its relationships with data vendors and to leverage its installed base of customers by marketing to its customer base product upgrades and existing and new complementary products.

     As of June 30, 1997 the Company had licensed its products to over 30,000 investors worldwide. The Company markets its products to individual investors primarily through its dedicated, professional, team-oriented telesales force. As a result of its strategic relationship with Dow Jones Markets, Inc., the Company's products are marketed to institutional investors. Dow Jones Markets offers the Company's TRADESTATION product as DOW JONES TRADESTATION under an agreement that extends until 2002 and includes minimum annual royalty payments to the Company which escalate each year of the agreement. In 1997, the Company entered into an additional agreement to permit Dow Jones Markets to offer the Company's SUPERCHARTS product as DOW JONES SUPERCHARTS.

                                  THE OFFERING

Common Stock offered by the Company......  2,600,000 shares
Common Stock offered by the Selling
  Shareholders...........................  1,100,000 shares
Common Stock to be outstanding after
  the Offering...........................  22,080,000 shares(1)
Use of Proceeds..........................  To repay a short-term bank loan used to fund payment of a distribution of
                                           S corporation earnings to the
                                           Company's current shareholders;
                                           working capital and other general
                                           corporate purposes. See "Use of
                                           Proceeds."
Proposed Nasdaq National Market symbol... OMGA

---------------

(1) Based on shares outstanding as of July 21, 1997. Excludes (i) 891,250 shares of Common Stock issuable upon exercise of stock options granted under the Omega Research, Inc. 1996 Incentive Stock Plan (the "Incentive Stock Plan") as of July 21, 1997, with a weighted average exercise price of $1.84 per share; (ii) 2,108,750 additional shares of Common Stock reserved for future issuance under the Incentive Stock Plan (including up to 150,000 shares which the Company intends to issue to certain employees (other than executive officers) on or prior to the date of this Prospectus, of which approximately 100,000 shares will be issued at an exercise price equal to the initial public offering price); (iii) 175,000 shares of Common Stock reserved for issuance under the Omega Research, Inc. 1997 Nonemployee Director Stock Option Plan (the "Director Stock Plan"); and (iv) 500,000 shares of Common Stock reserved for issuance under the Omega Research, Inc. 1997 Employee Stock Purchase Plan (the "Purchase Plan"). See "Management -- Other Compensation Arrangements" and Note 4 of Notes to Financial Statements.

                             SUMMARY FINANCIAL DATA
                      (In thousands, except per share data)

                                                                               SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                   JUNE 30,
                             -----------------------------------------------   -----------------
                               1992      1993      1994      1995      1996      1996      1997
                             -------   -------   -------   -------   -------   -------   -------
STATEMENT OF INCOME DATA:
Licensing fees               $ 3,040   $ 5,593   $ 7,853   $ 7,913   $13,943   $ 6,322   $12,092
Other revenues                  --        --         707     1,502     3,877     1,787     2,527
                             -------   -------   -------   -------   -------   -------   -------
    Total revenues             3,040     5,593     8,560     9,415    17,820     8,109    14,619

Income from operations         1,035     2,407     3,727     3,288     7,022     3,250     5,379
Net income(1)                  1,060     2,438     3,745     3,312     7,082     3,259     5,397
Pro forma net income(1)          641     1,475     2,266     2,004     4,285     1,972     3,265
Pro forma net income per
    share(1)(2)                                                      $  0.21             $  0.15
Pro forma weighted average
    number of shares
    outstanding(2)                                                    20,541              21,186

                                                     JUNE 30, 1997
                                         ---------------------------------------
                                                       PRO         PRO FORMA
                                          ACTUAL     FORMA(3)    AS ADJUSTED (4)
                                         --------   ---------    ---------------
BALANCE SHEET DATA:
Cash and cash equivalents.............   $    264   $     264         $15,590
Working capital (deficit).............      6,828      (2,794)         23,154
Total assets..........................      9,257      12,081          27,407
Short-term obligations................         --      10,622              --
Shareholders' equity (deficit)........      7,807      (1,815)         24,133

---------------
(1) The statement of income data reflects a pro forma provision for income taxes as if the Company were a C corporation subject to federal and state corporate income taxes for all periods. See "Distribution of S Corporation Earnings" and Note 1 of Notes to Financial Statements.
(2) Pro forma weighted average number of shares outstanding includes 321,000 and 966,000 shares for the year ended December 31, 1996 and the six-month period ended June 30, 1997, respectively, at an assumed initial public offering price of $11.00 per share, the proceeds of which would fund undistributed S corporation earnings. See "Distribution of S Corporation Earnings" and Note 1 of Notes to Financial Statements.
(3) Reflects the effect of the dividend to current shareholders and other pro forma adjustments described in "Distribution of S Corporation Earnings" and
     Note 7 of Notes to Financial Statements.
(4) Adjusted to give effect to the sale of the Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                              ---------------------

     EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) HAS BEEN ADJUSTED TO REFLECT A 97,400-FOR-1 STOCK SPLIT OF THE COMPANY'S COMMON STOCK BY WAY OF A SHARE DIVIDEND DECLARED IN JANUARY 1997 AND (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE NOTE 7 OF NOTES TO FINANCIAL STATEMENTS AND "UNDERWRITING."

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "INTEND" AND "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS SUGGESTED BY THE FORWARD-LOOKING STATEMENTS AND FROM THE RESULTS HISTORICALLY EXPERIENCED. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's quarterly revenues and operating results have fluctuated significantly in the past and will likely fluctuate in the future. Causes of such significant fluctuations may include, but are not limited to, the following factors: the ability of the Company to develop, introduce, market and ship high-quality new and enhanced versions of the Company's products on a timely basis; the number, timing and significance of new product introductions by the Company and its competitors; the level of product and price competition; changes in the Company's sales incentive or marketing strategy; demand for the Company's products; changes in operating expenses; the volume and the timing of orders; attempts by the Company to enter new markets or expand into related businesses and the cost, timing and success thereof; the incurrence of significant costs in one quarter related to revenues anticipated to be realized in a subsequent quarter; and general economic factors. The occurrence of any one or more of these or other factors could have a material adverse effect on the Company's business, financial condition and results of operations. The potential occurrence of any one or more of these factors makes the prediction of revenues and results of operations on a quarterly basis difficult and performance forecasts derived from such predictions unreliable. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance.

     In general, revenues are difficult to forecast because the market for the Company's products is evolving rapidly. Licensing fees in any quarter are dependent substantially on orders received, booked and shipped in that quarter, net of return reserves, all of which fluctuate from quarter to quarter. Licensing fees from quarter to quarter are difficult to forecast, as no significant order backlog exists at the end of any quarter, since the Company's products typically are shipped shortly after receipt of orders. Additionally, revenues are difficult to forecast because telesales, which, due to their nature, are not easily forecast, have accounted to date for substantially all of the Company's licensing fees from direct sales activities. Further, a significant portion of the Company's revenues are derived from royalties and marketing fees, the amounts of which depend upon the marketing and other activities of independent third parties outside of the Company's control.

     The Company has a 30-day return policy for its products. However, the Company often permits returns beyond the 30-day period. Any significant increase in the level of returns, in particular, returns beyond the 30-day period, could result in an adjustment to the return reserves maintained by the Company in any given quarter. There can be no assurance that any such adjustment would not have a material adverse effect on the Company's business, financial condition and quarterly results of operations.

     A substantial portion of the Company's operating expenses are related to personnel, facilities and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is therefore fixed in the short term. The Company's expense levels for personnel, facilities and marketing programs are based, in significant part, on the Company's expectations of future revenues on a quarterly basis. If actual revenue levels on a quarterly basis are below management's expectations, results of operations are likely to be adversely affected by a substantially similar amount because a relatively small amount of the Company's expenses varies with its revenues in the short term. Software companies frequently experience strong fourth quarters followed by weak first quarters, in some cases with sequential declines in revenues or operating profit. There can be no assurance that the Company will not experience this fluctuation in future years.

     Due to all of the foregoing factors, as well as the occurrence of other events and conditions discussed in this Prospectus, it is possible that in some future quarter the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "-- Selected Quarterly Results of Operations."

DEPENDENCE ON KEY EMPLOYEES

     The Company's success depends to a very significant extent on the continued availability and performance of a number of senior management, engineering and sales and marketing personnel, including the founders of the Company and its Co-Chief Executive Officers, William R. Cruz and Ralph L. Cruz, and the Company's Vice President of Product Development, Peter A. Parandjuk. Since the Company's inception, William Cruz has been primarily responsible for the conception and management of the Company's products and product strategies, and Ralph Cruz has been primarily responsible for the Company's marketing strategies. The Company does not have, or expect to obtain, key person life insurance. The Company has entered into non-competition agreements with all of its executive officers which provide that if their employment with the Company is terminated they will not compete with the Company for a period of two years following termination of employment. There is general uncertainty as to the enforceability of non-competition agreements, and there can be no assurance that such agreements will be enforceable against the Company's employees. Additionally, the Company believes that its future success will depend in part on its ability to attract and retain highly-skilled engineering, managerial and sales and marketing personnel. Competition for such personnel in the software industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Failure to attract or retain key personnel, William Cruz or Ralph Cruz in particular, would likely have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management -- Executive Officers and Directors."

COMPETITION

     The market for investment analysis software is intensely competitive and rapidly changing. The Company believes that due to anticipated growth of the market for investment analysis software, and other factors, competition will substantially increase and intensify in the future. The Company believes its ability to compete will depend upon many factors both within and outside its control, including the timing and market acceptance of new products and enhancements developed by the Company and its competitors, product functionality, data availability, ease of use, pricing, reliability, customer service and support, sales and marketing efforts and product distribution channels.

     The Company faces direct competition from several publicly-traded and privately-held companies. The Company's principal competitors include AIQ, Aspen Graphics, Equis International, Inc. (Metastock), a subsidiary of Reuters, Market Arts, Inc. (Window on Wall Street) and TeleChart 2000. The Company also competes with investment analysis solutions available on the Internet, some of which are available for free. In addition, the Company faces competition from data vendors, all of which offer investment analysis software products, and which are the Company's existing and potentially future strategic partners. As a result, the Company must educate prospective customers as to the potential advantages of the Company's products, and continue to offer solutions not offered by major data vendors. There can be no assurance that the Company will be able to compete effectively with its competitors, adequately educate potential customers to the benefits that the Company's products provide, or continue to offer such software solutions.

     Many of the Company's existing and potential competitors, which include large, established software companies which do not currently focus on the investment analysis software market, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than has the Company. One or more of these competitors may be able to respond more quickly to new or emerging technologies or changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than may the Company. There can be no assurance that the Company's existing or potential competitors will not develop products comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, financial condition and results of operations. See "Business -- Competition."

PRODUCT  CONCENTRATION

     Since its introduction in 1991, sales of TRADESTATION have accounted for a majority of the Company's total revenues and are expected to continue to account for a substantial portion of such revenues for the foreseeable future. As a result, any factor resulting in price reductions of, or declines in demand for, TRADESTATION would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will continue to be successful in marketing TRADESTATION or any new or enhanced version thereof. Competitive pressures or other factors may result in significant price erosion that would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "Business -- Products" and "-- Competition."

MANAGEMENT OF CHANGE

     The Company's business has grown rapidly in recent years. This growth has placed, and will continue to place, a significant strain on the Company's management and operations. The Company has ambitious plans for future growth, including entry into new markets, that will place additional significant strain on the Company's management and operations. The Company's future operating results will depend, in part, on its ability to continue to broaden the Company's senior management group and administrative infrastructure, and its ability to attract, hire and retain skilled employees, particularly in the product management and product development areas. The Company's success will also depend on the ability of its officers and key employees to continue to implement and improve the Company's operational and financial control systems and to expand, train and manage its employee base. The Company's future operating results will also depend on its ability to expand its sales and marketing organizations and expand its customer support operations commensurate with its growth, should such growth occur. The Company's inability to effectively manage growth, should such growth occur, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees."

     The Company is in the process of implementing a new accounting, customer tracking and management system at its corporate headquarters to address certain limitations in its information resources. The Company is in the process of learning the full capabilities of the new system, and realization of all the benefits of the new system will take an undetermined length of time. There can be no assurance that the Company will not experience difficulties in transitioning to the new system. The failure to receive adequate, accurate and timely financial information could impair management's ability to make effective and timely business decisions, which could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."

RISKS OF RETURNS AND COLLECTION OF ACCOUNTS RECEIVABLE

     Revenues are recognized by the Company at the time product is shipped, and the Company maintains a reserve to account for anticipated returns of its products based on the Company's evaluation of historical experience and other relevant information. The Company's return rate has increased over the last several quarters and there can be no assurance that this trend will not continue. In the event that returns materially increase over historical rates as a result of changes in technology, shifts in consumer demand or other reasons, the reserves maintained by the Company will not be sufficient to cover such returns and, in such event, the Company's business, financial condition and results of operations would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     The Company has an unusually high level of accounts receivable, based primarily on its policy of permitting customers to pay for many of its products by automatic monthly charges to the customer's credit card over a 12-month period. While the Company believes that it maintains adequate reserves to account for the non-collection of its accounts receivable, there can be no assurance that the rate of non-collection of accounts receivable will not increase over historical levels. Such an increase could materially adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

RISKS ASSOCIATED WITH ENTRY INTO INSTITUTIONAL MARKET

     The Company has historically sold its products to individuals and has no experience in marketing its products directly to institutions. The Company believes its future success will depend in part on its ability to move beyond its traditional customer base and market its products to institutions, including brokerage firms. The Company's ability to enter the institutional market will depend, in part, upon its ability to successfully develop network versions of its products. There can be no assurance that the Company will be successful in developing a network version and marketing, on a timely and cost-effective basis, if at all, products that respond to current and emerging institutional market conditions or that will be accepted by institutional investors, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- The Omega Research Strategy."

RISKS ASSOCIATED WITH FLUCTUATIONS IN THE SECURITIES AND FINANCIAL MARKETS

     The Company's products are marketed to customers who invest or trade in the securities and financial markets. To the extent that interest in investing or trading decreases due to volatility in the securities or financial markets, tax law changes, recession, depression, or otherwise, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- Industry Background."

RELATIONSHIPS WITH DATA VENDORS

     The Company's viability depends on the ability of its customers to obtain access to a breadth of quality real-time and historical financial market data from services that are technically compatible with the Company's products. The Company currently depends nearly entirely upon relationships with third-party data vendors to ensure such access. Most of the data vendors with whom the Company has developed technical compatibility have developed and are currently marketing their own versions of investment analysis software and, in some cases, have established alliances with the Company's competitors. Such data vendors may decide to increase the focus of their efforts and resources on their own development efforts, develop products highly competitive with the Company's products, strengthen their alliances with the Company's competitors, discontinue their relationships with the Company, or develop strategic initiatives which involve eliminating or limiting compatibility between the Company's products and the data vendors' services. If this occurred, the Company would be required to find alternate sources for such data in order to remain viable and there can be no assurance that such alternate sources would be available on commercially reasonable terms, if at all. There is also the risk that such data vendors will not pay the fees, commissions or royalties due to the Company under their contractual agreements or that such contractual relationships will not be renewed on terms favorable to the Company, if at all. There can be no assurance that the Company will be able to increase the number of compatible data sources available, or that its existing data sources will continue to exist or cooperate in maintaining technical compatibility with the Company's products. If the Company were unable to secure additional key data sources or were to lose access to significant amounts of data, the Company's ability to obtain and retain customers, and therefore the Company's business, financial condition and results of operations, would be materially adversely affected. The Company's business, financial condition and results of operations would also be materially adversely affected if a significant number of its data vendors failed to make their fee, commission or royalty payments to the Company when due.

     The loss by data vendors of subscribers who use the Company's products may also adversely affect the Company if such subscribers switch to a data vendor whose services are not technically compatible with the Company's products, or a data vendor who has an exclusive or more favorable relationship with a competitor of the Company. The use of such other data vendor may reduce marketing fees and commissions to the Company. The resultant loss of fees and commissions, if significant, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition" and "-- Strategic Relationships."

RAPID TECHNOLOGICAL CHANGE AND DEPENDENCE ON NEW PRODUCTS

     The market for investment analysis software is characterized by rapidly changing technology, evolving industry standards in computer hardware, programming tools, programming languages, operating systems, database technology and information delivery systems, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success will depend upon its ability to maintain and develop competitive technologies, to continue to enhance its current products and to develop and introduce new products in a timely and cost-effective manner that meets changing conditions such as evolving customer needs, new competitive product offerings, emerging industry standards and changing technology. Any failure by the Company to anticipate or to respond quickly to changing market conditions, or any significant delays in product development or introduction, could cause customers to delay or decide against purchases of the Company's products and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- The Omega Research Strategy" and
"-- Product Development."

RISKS ASSOCIATED WITH FUTURE RELIANCE ON THE INTERNET

     The Company believes that future sales of its products and the future growth of the Company, particularly outside of the United States and Canada, will depend upon the adoption of the Internet as a widely used medium for commerce and communication, and the Internet becoming a significant means of delivery of high-quality financial market data, marketing materials and customer support. If the Internet becomes viable in such manner, the Company will have to develop extensive Internet product technical compatibility and adjust its marketing and customer support approaches accordingly. There can be no assurance that the Company will accomplish any of such tasks on a timely, cost-effective basis, if at all. Conversely, the Internet may not prove to be a viable commercial marketplace because of failure to develop the necessary infrastructure, such as reliable network backbones and adequate band-widths, or failure to develop complementary services, such as high-speed modems. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, or due to increased governmental regulation. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict whether the Internet will prove to be a viable commercial marketplace. There can be no assurance that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will develop, or, if developed, that the Internet will become a viable commercial marketplace for financial market data or products such as those offered by the Company. If the necessary infrastructure or complementary services are not developed, or if the Internet does not become a viable commercial marketplace, or if the Internet becomes viable and the Company does not adequately and timely develop the necessary technical compatibility and adjust its marketing and customer support approaches accordingly, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- Industry Background" and "-- The Omega Research Strategy."

RISKS OF PRODUCT DEFECTS; PRODUCT LIABILITY

     As a result of their complexity, all software products, including the Company's products, contain errors. Despite testing by the Company and initial use by customers, when new products are introduced or new versions of products are released there can be no assurance that errors will not be found and persist after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance or damage to the Company's reputation, any of which could have a material adverse effect upon the Company's business, financial condition and results of operations. All investment analysis software products are inherently limited by the accuracy of the data utilized by such products. Because the monitoring, collection, storage and delivery of financial market data by data vendors and by the Company's software is inherently difficult, the data frequently contain errors. The effectiveness of the Company's products is therefore limited by the accuracy of such data. Moreover, the financial market data often used by investors with the Company's products to perform historical testing are based upon discrete data points (such as open, high, low and close prices for a user-specified time period) rather than on a trade-by-trade continuum. This requires the Company's products to incorporate certain assumptions as to the movement from one data point to the next. To the extent that such assumptions are incorrect, the results of the historical testing will be inaccurate. See "Business -- Products."

     The Company's products are used by investors in the financial markets, and, as a result, an investor might claim that investment losses or lost profits resulted from use of a flawed version of one of the Company's products or inaccurate assumptions made by the product regarding data. Liability imposed on the Company as a result of any such losses by its customers could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure for potential claims based on use, errors or malfunctions of its products. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of the Company's products entail the risk of such claims. Although the Company has a limited amount of product liability insurance, there can be no assurance that such insurance would be adequate to cover the amount of such liabilities, if imposed on the Company, or that such insurance would cover the types of claims which might be asserted against the Company. A product liability claim brought against the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF LITIGATION

     There has been substantial litigation in the software industry involving intellectual property rights. Although the Company does not believe that it is infringing the intellectual property rights of others, there can be no assurance that infringement claims, if asserted, would not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, as part of its marketing strategy, the Company licenses to its solution providers the Omega Research Solution Provider logo. Several solution provider products recommend specific trading systems or strategies to investors, which, if used by investors unsuccessfully, could result in claims by them. The association of the Company's name and logo with a solution provider's products or services may therefore subject the Company to claims brought by third parties with respect to such products or services. Such claims, if asserted, could have a material adverse effect on the Company's business, financial condition and results of operations.

     As the Company's products are designed to enable investors to make improved investment and trading decisions, an investor who uses the Company's products and sustains losses or fails to make profits in the securities or financial markets may allege that the Company's products contributed to or resulted in such losses or lost profits and that the Company should be held liable to the investor for such losses. While the Company's user manuals contain certain warnings and disclaimers, they may not be effective in certain jurisdictions or under certain circumstances. The Company currently has a limited amount of errors and omissions insurance which may cover such liability risks, but there can be no assurance that such insurance would be adequate to cover the amount of such liabilities, if imposed on the Company, or that such insurance would cover the types of claims which might be asserted against the Company. While the Company has never had such a claim asserted against it, there can be no assurance that such claims will never be asserted and that, if asserted, such claims would not have a material adverse effect on the Company's business, financial condition and results of operation. See "Business -- Products."

DEPENDENCE ON RELATIONSHIP WITH DOW JONES MARKETS

     The Company has entered into two Software License, Maintenance and Development Agreements with Dow Jones Markets, Inc., formerly known as Dow Jones Telerate, Inc. ("Dow Jones Markets"), which the Company expects will provide a substantial royalty stream over the next five years. While the agreements are non-cancelable and, in the case of one of the agreements, provide for certain guaranteed minimum annual royalty payments to the Company, there can be no assurance that circumstances will not arise under which Dow Jones Markets will seek to avoid continued payment of the royalties. Should Dow Jones Markets not make the payments to the Company as and when due, the Company's business, financial condition and results of operations would be materially adversely affected. Further, under such agreements, Dow Jones Markets has complete discretion as to how it markets the Company's TRADESTATION and SUPERCHARTS products to Dow Jones Markets' existing and potential subscribers, most of which are institutions, worldwide. If Dow Jones Markets, in the exercise of such discretion, markets such products in a manner detrimental to the Company, whether due to Dow Jones Markets having a different marketing focus which emphasizes its other products or a competing software product, poor conception or execution, or otherwise, the Company's entry into the institutional investor market, its reputation and its business, financial condition and results of operations could be materially adversely affected. To date, minimum royalties under the Dow Jones Markets agreements have exceeded actual royalties. In the event that the Dow Jones Markets agreements are not extended or renewed beyond their expiration in the year 2002, there may be a decline in the Company's revenues for the quarter in which the agreements terminate and thereafter, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business
-- Strategic Relationships."

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

     A key component of the Company's strategy is its planned expansion into international markets. This strategy is dependent, in part, on international customers having access to the appropriate financial market data. There is no practical and affordable access to such data in many countries and there can be no assurance that the required financial market data will ever be readily available in the countries in which the Company's products could be sold or that such data, if available, will be reliable or affordable. To date, the Company has only limited experience in marketing, selling and delivering its products internationally. There can be no assurance that the Company will be able to successfully market, sell and deliver its products in international markets. In addition, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, dependence upon and problems with foreign distributors or strategic partners needed to succeed in certain countries, difficulties in protecting intellectual property rights, longer payment cycles, problems in collecting accounts receivable, political instability, unfamiliarity with local laws and customs, fluctuations in currency exchange rates, and potentially adverse tax consequences. There can be no assurance that one or more of such or other factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing."

DEPENDENCE UPON MICROSOFT'S WINDOWS OPERATING SYSTEM

     The Company's products are currently designed for use on computers using Microsoft's Windows operating system. The Company currently intends to develop future versions of its products for 32-bit Windows operating systems, and, as a result, such versions will not be compatible with the Microsoft Windows 3.1 operating system and will require Windows 95, Windows NT 4.0 or later versions of Windows. A decision by current users of the Windows 3.1 operating system not to upgrade to a newer version of the Windows operating system would adversely affect demand for the Company's products, causing a material adverse effect on the Company's business, financial condition and results of operations. Any factor adversely affecting the demand for, or use of, or the current trends of increasing and expanding use of, the Windows operating system could have an impact on demand for the Company's products causing a material adverse effect on the Company's business, financial condition and results of operations. Additionally, changes to the underlying components of the Windows operating system may require changes to the Company's products. If the Company is not able to successfully develop or implement appropriate modifications to its products in a timely fashion, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business -- Industry Background" and "-- Products."

EMERGING MARKET FOR INVESTMENT ANALYSIS SOFTWARE

     The market for software products that enable investors to design, historically test and computer-automate their own investment and trading strategies on the personal computer is relatively new and will be subject to frequent and continuing changes. Any future growth of this market depends upon continued customer acceptance of the Company's products as valuable tools in designing and implementing custom investment and trading strategies. Historically, the Company has been required to educate prospective customers as to the potential advantages of the Company's products. The Company expects that the educational component of the sales process will continue for the foreseeable future and will require significant resources. There can be no assurance that the market for such software will grow, that the Company will be successful in educating a sufficient number of customers as to the potential advantages of such software or that the Company will be able to respond effectively to changing customer preferences in this market. If the size of the market is substantially smaller than the Company believes, or if the market for investment analysis software fails to grow or grows more slowly than the Company currently anticipates, or if the Company fails to respond effectively to the evolving requirements of this market, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business
-- Industry Background."

PROTECTION OF INTELLECTUAL PROPERTY

     The Company's success is heavily dependent upon its proprietary technology. The Company relies primarily on a combination of copyright, trade secret and trademark laws, nondisclosure and other contractual provisions and technical measures to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials through trade secret and copyright laws, which provide only limited protection. As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees, consultants, distributors and corporate partners. The Company uses a shrink-wrap license (typically on its packaging and on-screen) directed to users of its products in order to protect its copyrights and trade secrets and to prevent such users from commercially exploiting such copyrights and trade secrets for their own gain. Since these licenses are not signed by the licensees, many authorities believe that they may not be enforceable under many state laws and the laws of many foreign jurisdictions. The laws of Florida, which such licenses purport to make the governing law, are unclear on this subject. Despite the Company's efforts to protect its proprietary rights, unauthorized parties copy or otherwise obtain, use or exploit the Company's products or technology independently. Policing unauthorized use of the Company's products is difficult, and the Company is unable to determine the extent to which unauthorized use of its software products exists. Piracy can be expected to be a persistent problem, particularly in international markets and as a result of the growing use of the Internet. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries, including some in which the Company may attempt to expand its sales efforts. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies or products, either of which could result in a material adverse effect on the Company's business, financial condition and results of operations.

     There has been substantial litigation in the software industry involving intellectual property rights. The Company does not believe that it is infringing the intellectual property rights of others, although there exists a competing trademark application for the name WALL STREET ANALYST which claims prior use. There can be no assurance that infringement claims would not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to the extent that the Company acquires or licenses a portion of the software or data included in its products from third parties, its exposure to infringement actions may increase because the Company must rely upon such third parties for information as to the origin and ownership of such acquired or licensed software or data. In the future, litigation may be necessary to establish, enforce and protect trade secrets, copyrights, trademarks and other intellectual property rights of the Company. The Company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Any such litigation could be costly and divert management's attention, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties, which could be expensive, or prevent the Company from selling its products or using its trademarks, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."

FUTURE CAPITAL NEEDS

     The Company believes that funds generated from operations and the net proceeds of this offering will be sufficient to meet normal working capital needs at least through 1998. The Company's ability to expand and grow its business in accordance with its current plans, to make acquisitions and to meet its long-term capital requirements beyond 1998 will depend on many factors, including, but not limited to, the rate, if any, at which the Company's cash flow increases, the ability and willingness of the Company to accomplish acquisitions with its capital stock, and the availability to the Company of public and private debt and equity financing. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally. While not currently regulated as such, there is the possibility that, because of the use of the Company's products as a tool for formulating and implementing investment strategies, the Company may become subject to existing or future regulations applicable to investment advisors or other securities professionals. Such regulations are complex and compliance therewith would require the Company to make significant expenditures in the resources necessary to ensure compliance with those regulations. Such expenditures would render the Company's business or operations more costly or burdensome, less efficient or even impossible, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products."

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

     The Company may acquire businesses, assets, products and technologies that the Company believes could complement or expand the Company's business. The Company currently has no specific plans, commitments or agreements with respect to any acquisitions and there can be no assurance that the Company will be able to identify any appropriate acquisition candidates. If the Company identifies an acquisition candidate, there can be no assurance that the Company will be able to successfully negotiate the terms of any such acquisition, finance such acquisition or integrate such acquired business, assets, products or technologies into the Company's existing business. Furthermore, the negotiation of potential acquisitions as well as the integration of an acquired business could cause diversion of management's time and resources, and require the Company to use proceeds from this offering to consummate a potential acquisition. Further, acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and the amortization of goodwill and other acquired assets. There can be no assurance that any acquisition would not have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds."

BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS

     Other than with respect to the payment of S corporation undistributed and retained earnings to the Company's current shareholders, the Company currently has no specific plan for using the proceeds of this offering. As a consequence, the Company will have broad discretion to allocate a large percentage of such proceeds to uses which the public shareholders may not deem desirable, and there can be no assurance that the proceeds can or will yield a significant return. See "Use of Proceeds."

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF SHARE PRICE

     Prior to this offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active trading market will develop upon completion of this offering or, if it does develop, that such market will be sustained. The initial public offering price of the Common Stock will be determined by negotiation among the Company, the Selling

Shareholders and the representatives of the Underwriters, and may not be representative of the price that will prevail in the public market. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     The market price of the Common Stock after this offering may be significantly affected by factors such as quarterly variations in the Company's results of operations, the announcement of new products or product enhancements by the Company or its competitors, technological innovation by the Company or its competitors and general market conditions specific to particular industries. In particular, the stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may materially adversely affect the market price of the Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market after this offering could materially adversely affect the market price of the Common Stock. Upon closing of this offering, the Company will have a total of 22,080,000 shares of Common Stock outstanding, of which 3,700,000 shares will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"). All of the remaining 18,380,000 shares are "restricted securities" as defined by Rule 144 promulgated under the Securities Act. Beginning 180 days after the date of this Prospectus, upon the expiration of lock-up agreements with the Underwriters, all of such restricted securities will be available for sale in the public market subject to compliance with Rule 144 volume and other requirements. The Company intends to register for issuance or resale the 3,000,000 shares of Common Stock reserved for issuance under the Incentive Stock Plan, the 175,000 shares of Common Stock reserved for issuance under the Director Stock Plan and the 500,000 shares of Common Stock reserved for issuance under the Purchase Plan. As of July 21, 1997, options to purchase 891,250 shares were outstanding under the Incentive Stock Plan, all of which become exercisable at varying times after November 30, 1997, and no shares had been issued under the Director Stock Plan or the Purchase Plan. Further, should either or both of the Company's principal shareholders die, a substantial portion of their shares of the Company's Common Stock may need to be sold in order to pay estate taxes. Such sales could materially adversely affect the market price of the Common Stock. See "Management -- Other Compensation Arrangements," "Shares Eligible for Future Sale" and "Underwriting."

CONTROL BY PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS

     Upon completion of this offering, the Company's Co-Chief Executive Officers, William Cruz and Ralph Cruz, and their affiliates will, in the aggregate, beneficially own approximately 83.2% of the Company's outstanding Common Stock, assuming no exercise of options outstanding (81.1% if the Underwriters' over-allotment option is exercised in full). As a result, such persons, acting together, will have the ability to control the vote on all matters submitted to shareholders of the Company for approval (including election of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) and to control the management and affairs of the Company. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company or a merger, consolidation, takeover or other business combination involving the Company or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company. See "Management" and "Principal and Selling Shareholders."

CERTAIN FLORIDA STATUTORY PROVISIONS

     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law also authorizes the Company to indemnify the Company's directors, officers, employees and agents. The Company has adopted the Second Amended and Restated Articles of Incorporation (the "Articles") and the Second Amended and Restated Bylaws (the "Bylaws") with such an indemnity provision and intends to enter into indemnification agreements with all of its executive officers and directors. See "Description of Capital Stock -- Certain Provisions of Florida Law" and "-- Limitation of Liability and Indemnification Matters."

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     The Articles and Bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by the Company's shareholders to change management more difficult. Such provisions include the requirement that the Company's shareholders follow an advance notification procedure for certain shareholder nominations of candidates for the Board of Directors and for new business to be conducted at any meeting of the shareholders. The Articles also provide that special meetings of the shareholders may only be called by the Board of Directors or the holders of shares representing not less than 50% of all votes entitled to be cast on any issue to be considered at the special meeting. The Articles require that, upon completion of this offering, any actions by the shareholders of the Company may be taken only upon the vote of the shareholders at a meeting and may not be taken by written consent. In addition, the Articles allow the Board of Directors to issue up to 25,000,000 shares of preferred stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by the Company in the future. While the Company has no present intention to issue preferred stock, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. See "Description of Capital Stock -- Certain Charter and Bylaw Provisions."

DILUTION

     Investors purchasing Common Stock in this offering will experience immediate and substantial dilution of $9.91 in the net tangible book value per share of Common Stock (based on an assumed initial public offering price of $11.00 per share). See "Dilution."

                     DISTRIBUTION OF S CORPORATION EARNINGS

     The Company is currently treated for federal and state income tax purposes as an S Corporation under the Internal Revenue Code of 1986, as amended (the "Code"), and comparable state tax laws. As a result, the earnings of the Company are taxed for federal income tax purposes directly to the shareholders of the Company, rather than to the Company (the state of Florida currently does not impose an income tax on an individual's income, including his or her share of an S corporation's earnings). Immediately prior to the completion of this offering the Company will terminate its S Corporation status (the "Termination Date") and the Company will become a C corporation making it subject to federal and state income taxes on its earnings.

     The Company's Board of Directors intends to declare a cash dividend (the "Dividend") payable to the Company's existing shareholders equal to the Company's accumulated earnings during the period it is an S corporation, to the extent such income has not been previously distributed (the "S Corporation Earnings"). The estimated amount of the Dividend will be paid on or about the Termination Date. The Company intends to finance the payment of the estimated Dividend with a short-term bank loan and use a portion of the proceeds of this offering to repay the bank loan. The estimated S Corporation Earnings through June 30, 1997 is approximately $10.6 million. The actual S Corporation Earnings through the Termination Date and, accordingly, the Dividend, is expected to be materially higher than $10.6 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and Notes 1 and 7 of the Notes to Financial Statements.

     Prior to the consummation of this offering, the Company and its current shareholders will enter into a S Corporation Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to the Dividend and their respective income tax liabilities. The Tax Agreement will provide that to the extent the S Corporation Earnings, as subsequently established by the filing of the Company's tax return for the Company's short S corporation tax year, are less than the estimated Dividend paid prior to the consummation of this offering, the existing shareholders will make a payment equal to such difference to the Company, and if the S Corporation Earnings are greater than the estimated Dividend, the Company will make an additional distribution equal to such difference to the current shareholders, in either case, with interest thereon. Subject to certain limitations, the Tax Agreement also provides for the cross-indemnification of the current shareholders and the Company for any federal and state income taxes, including interest and penalties, if any, as a result of a final determination of a taxing authority that increases or decreases the taxable income of the Company for an S corporation taxable year (resulting in a change in the income taxes due by the current shareholders for such year) and causes a corresponding increase or decrease in the taxable income of the Company for a C corporation taxable year. Each party's obligation under the Tax Agreement is limited to the amount of any reduction in their tax liability as a result of any such determination.

     In July 1997, the Company voluntarily filed a request on Form 3115 with the Internal Revenue Service (the "IRS") to change its method of accounting from the cash method to the accrual method effective on January 1, 1997 (the "Form 3115"). As the result of the filing of the Form 3115, the Company is required to include in its income over three taxable years an amount equal to the excess of the income it should have reported as taxable income under the accrual method for years prior to 1997 and the amount it did report as taxable income under the cash method for such years. Pursuant to the Tax Agreement, the Company's liability for federal and state income taxes on such additional income is limited to $1.8 million. If the IRS determines that some or all of this additional income should be included in an S corporation taxable year of the Company, pursuant to the Tax Agreement, the Company will make a payment to the existing shareholders equal to any increase in their income taxes on such additional income, up to $1.8 million.

     To the extent a payment is made pursuant to the Tax Agreement by the Company to the current shareholders after the one year anniversary of the Termination Date, except to the extent it relates to the Form 3115, the Company will be required to make an additional payment to the current shareholders equal to any income taxes payable by such shareholders on such payments. The Company will not receive a tax deduction for any payments made to the current shareholders pursuant to the Tax Agreement. The current shareholders have not provided security for their obligations under the Tax Agreement; accordingly, the Company's ability to collect any such payments will be dependent upon the current shareholders financial condition at the time such payments are to be made. The Company is not aware of any tax adjustments which might require payments under the Tax Agreement, other than related to the Form 3115. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and Notes 1 and 7 of the Notes to Financial Statements.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,600,000 shares of Common Stock offered by the Company pursuant to this offering are estimated to be $25,948,000 ($29,937,700 if the Underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

     The principal purposes of this offering are to establish a public market for the Company's stock, to provide enhanced equity incentives to attract and retain key employees, to increase the Company's visibility in its markets, to facilitate future access to public capital markets and to obtain additional working capital. The Company will use a portion of the net proceeds of this offering to repay a short-term bank loan which the Company intends to obtain in order to pay the Dividend prior to completion of this offering. A portion of the net proceeds may also be used for the acquisition of businesses, assets, services and technologies that the Company believes would be complementary to those of the Company. The Company presently has no commitments or understandings for any acquisitions and is not presently engaged in any discussions or negotiations for any acquisitions. Pending such uses, the Company intends to invest the balance of the net proceeds of this offering in short-term, interest-bearing instruments. See "Risk Factors -- Broad Management Discretion in Use of Proceeds."

                                 DIVIDEND POLICY

     The Company currently intends to retain future earnings to finance its growth and development and therefore does not anticipate paying any cash dividends in the foreseeable future. Payment of any future dividends will depend upon the future earnings and capital requirements of the Company and other factors which the Board of Directors considers appropriate. During 1994, 1995, 1996 and the first six months of 1997, the Company declared cash dividends in the aggregate amounts of $3,468,000, $2,153,000, $5,222,000 and $1,960,000,
respectively, to the then current shareholders of the Company. Additionally, during the second quarter of 1997, the Company declared a dividend to the then current shareholders of the Company, William Cruz and Ralph Cruz, of the Company's former office facilities located at 9200 Sunset Drive, Miami, Florida 33173. The carrying value of the facility on the Company's books was approximately $507,000, which the Company believes is not substantially less than the fair market value of the facility. For certain information regarding the Dividend to be paid by the Company in 1997 prior to consummation of this offering, see "Distribution of S Corporation Earnings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations
-- Overview."

                                 CAPITALIZATION

     The following table sets forth as of June 30, 1997 (i) the actual capitalization of the Company, (ii) the capitalization of the Company on a pro forma basis to give effect to the items referred to in footnote (2) below and
(iii) such pro forma capitalization as adjusted to give effect to the sale by the Company of the 2,600,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                     JUNE 30, 1997
                                                                         -------------------------------------
                                                                                          PRO      PRO FORMA
                                                                            ACTUAL      FORMA(2)  AS ADJUSTED
                                                                         -----------    --------  ------------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Short-term obligations.................................................     $   --      $10,622       $    --
                                                                            ======      =======       =======
Shareholders' equity:
  Preferred Stock, $0.01 par value per share, 25,000,000 shares authorized, none issued and outstanding, actual, pro forma
     and pro forma as adjusted.........................................         --           --            --
  Common Stock, $0.01 par value per share, 100,000,000 shares authorized; 19,480,000 shares issued and outstanding actual and pro forma; and 22,080,000 shares issued and outstanding
     pro forma as adjusted(1)..........................................        195          195           221
  Additional paid-in capital (deficit).................................         44       (2,010)       23,912
  Retained earnings....................................................      7,568           --            --
                                                                            ------      -------       -------
          Total shareholders' equity (deficit).........................      7,807       (1,815)       24,133
                                                                            ------      -------       -------
            Total capitalization.......................................     $7,807      $ 8,807       $24,133
                                                                            ======      =======       =======

------------------
(1) Excludes (i) 891,250 shares of Common Stock issuable upon exercise of stock options granted under the Incentive Stock Plan as of July 21, 1997, with a weighted average exercise price of $1.84 per share; (ii) 2,108,750 additional shares of Common Stock reserved for future issuance under the Incentive Stock Plan (including up to 150,000 shares which the Company intends to issue to certain employees (other than executive officers) on or prior to the date of this Prospectus, of which approximately 100,000 shares will be issued at an exercise price equal to the initial public offering price); (iii) 175,000 shares of Common Stock reserved for issuance under the Director Stock Plan; and (iv) 500,000 shares of Common Stock reserved for issuance under the Purchase Plan. See "Management -- Other Compensation Arrangements" and Note 4 of Notes to Financial Statements.
(2) Reflects the pro forma effects of (i) the distribution of the Dividend estimated at $10.6 million based on the Company's previously undistributed S corporation earnings through June 30, 1997 (although the actual amount of the Dividend will also include the taxable income of the Company for the period from July 1, 1997 through the termination of the S corporation election) funded by a short-term bank loan the Company intends to obtain prior to the consummation of this offering, (ii) the recording of deferred tax assets, net of tax liabilities, in the amount of $1.0 million arising from termination of S corporation status and (iii) the reclassification of remaining undistributed S corporation earnings to additional paid-in capital. See "Distribution of S Corporation Earnings," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and Note 7 of Notes to Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of June 30, 1997 was $(1,815,000), or $(0.09) per share of Common Stock. Pro forma net tangible book value per share represents the amount of total pro forma tangible assets less total pro forma liabilities, divided by the number of shares of Common Stock outstanding. Pro forma net tangible book value dilution per share represents the difference between the amount paid by purchasers of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale of the 2,600,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share, and the application of the estimated net proceeds therefrom, the adjusted pro forma net tangible book value of the Company as of June 30, 1997 would have been $24,133,000, or $1.09 per share. This represents an immediate increase in pro forma net tangible book value of $1.18 per share to existing shareholders and an immediate dilution of $9.91 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates the per share dilution:

     Assumed initial public offering price per share.........................          $11.00
         Pro forma net tangible book value per share at June 30, 1997(1)      $(0.09)
         Increase per share attributable to new investors....................   1.18
                                                                              ------
     Adjusted pro forma net tangible book value per share
         after this offering(2)..............................................            1.09
                                                                                       ------
     Dilution per share to new investors.....................................          $ 9.91
                                                                                       ======

---------------
(1) Reflects the effect of the Dividend and other pro forma adjustments described in "Distribution of S Corporation Earnings" and Note 7 of Notes to Financial Statements.
(2) Excludes 891,250 shares of Common Stock issuable upon exercise of stock options granted under the Incentive Stock Plan as of July 21, 1997, with a weighted average exercise price of $1.84 per share. See "Management -- Other Compensation Arrangements."

     The following table summarizes, on a pro forma basis, as of June 30, 1997, the differences between number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share by existing shareholders and by new investors in this offering:

                                                                                                          AVERAGE
                                     SHARES PURCHASED(1)                    TOTAL CONSIDERATION            PRICE
                               ------------------------------         -----------------------------         PER
                                  NUMBER              PERCENT            AMOUNT             PERCENT        SHARE
                               -----------            -------         -----------           -------       -------
Existing shareholders........   19,480,000              88.2%         $    56,000              0.2%        $0.003

New investors................    2,600,000              11.8           28,600,000             99.8          11.00
                               -----------             -----          -----------            -----

      Total                     22,080,000             100.0%         $28,656,000            100.0%

                                ==========             ======         ===========            ======

---------------
(1) Sales by the Selling Shareholders in this offering will cause the number of shares held by existing shareholders to be reduced to 18,380,000 shares, or 83.2% (18,215,000 shares, or 81.1%, if the underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock to be outstanding after this offering, and will increase the number of shares held by the new investors to 3,700,000 shares, or 16.8% (4,255,000 shares, or 18.9%, if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock to be outstanding after this offering. See "Principal and Selling Shareholders."

                             SELECTED FINANCIAL DATA

     The following selected financial data are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. The Statement of Income Data presented below for each of the years in the three-year period ended December 31, 1996 and the Balance Sheet Data as of December 31, 1995 and 1996 have been derived from the Company's Financial Statements included elsewhere in this Prospectus, which have been audited by Arthur Andersen LLP. The Statement of Income Data presented below for the year ended December 31, 1993 and the Balance Sheet Data as of December 31, 1994 have been derived from audited financial statements not included herein. The Balance Sheet Data as of December 31, 1992 and 1993 and as of June 30, 1997, and the Statement of Income Data for the year ended December 31, 1992, and for each of the six-month periods ended June 30, 1996 and 1997 have been derived from the unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements include all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of its financial position and the results of operations for such periods. The selected financial data for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997 or any other future period.

                                                                                                           SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                            JUNE 30,
                                            -----------------------------------------------------      -----------------------
                                              1992        1993       1994       1995        1996         1996           1997
                                            -------     -------    -------    -------     -------      -------         -------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues:
    Licensing fees.......................   $ 3,040     $ 5,593    $ 7,853    $ 7,913     $13,943      $ 6,322         $12,092
    Other revenues.......................         -          -         707      1,502       3,877        1,787           2,527
                                            -------     -------    -------    -------     -------      -------         -------
Total revenues...........................     3,040       5,593      8,560      9,415      17,820        8,109          14,619
                                            -------     -------    -------    -------     -------      -------         -------
Operating expenses:
    Cost of licensing fees...............       243         377        831        876       1,717          881             856
    Product development..................       184         320        492        652       1,041          377             843
    Sales and marketing..................     1,174       1,832      2,712      3,561       5,618        2,603           4,946
    General and administrative...........       404         657        798      1,038       2,422          998           2,595
                                            -------     -------    -------    -------     -------      -------         -------
        Total operating expenses.........     2,005       3,186      4,833      6,127      10,798        4,859           9,240
                                            -------     -------    -------    -------     -------      -------         -------
Income from operations...................     1,035       2,407      3,727      3,288       7,022        3,250           5,379
Other income, net........................        25          31         18         24          60            9              18
                                            -------     -------    -------    -------     -------      -------         -------
Income before pro forma income taxes.....     1,060       2,438      3,745      3,312       7,082        3,259           5,397
Pro forma income taxes(1)................       419         963      1,479      1,308       2,797        1,287           2,132
                                            -------     -------    -------    -------     -------      -------         -------
Pro forma net income(1)..................   $   641     $ 1,475    $ 2,266    $ 2,004     $ 4,285      $ 1,972        $  3,265
                                            =======     =======    =======    =======     =======      =======        ========
Pro forma net income per share(1)(2).....                                                 $  0.21                     $   0.15
                                                                                          =======                     ========
Pro forma weighted average number of
    shares outstanding(2)................                                                  20,541                       21,186
                                                                                          =======                     ========

                                                          DECEMBER 31,                                 JUNE 30, 1997
                                     ---------------------------------------------------    --------------------------------------
                                                                                                            PRO       PRO FORMA AS
                                      1992       1993      1994        1995        1996     ACTUAL        FORMA(3)     ADJUSTED(4)
                                     ------    -------   -------     -------     -------    -------       --------    ------------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............$1,129    $  368    $   129     $   311     $   142    $   264       $    264       $15,590
Working capital (deficit)............ 1,172       705        936       1,997       3,629      6,828         (2,794)       23,154
Total assets......................... 1,992     1,810      2,197       3,288       5,803      9,257         12,081        27,407
Short-term obligations...............    --        --         --          --          --         --         10,622            --
Shareholders' equity (deficit)....... 1,814     1,534      1,811       2,970       4,835      7,807         (1,815)       24,133

---------------
(1) The statement of income data reflects a pro forma provision for income taxes as if the Company were a C corporation subject to federal and state corporate income taxes for all periods. See "Distribution of S Corporation Earnings" and Note 1 of Notes to Financial Statements.
(2) Pro forma weighted average number of shares outstanding includes 321,000 and 966,000 shares for the year ended December 31, 1996 and the six-month period ended June 30, 1997, respectively, at an assumed initial public offering price of $11.00 per share, the proceeds of which would fund undistributed S corporation earnings. See "Distribution of S Corporation Earnings" and Note 1 of Notes to Financial Statements.
(3) Reflects the effect of the dividend to current shareholders and other pro forma adjustments described in "Distribution of S Corporation Earnings" and
    Note 7 of Notes to Financial Statements.
(4) Adjusted to give effect to the sale of the Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS SUGGESTED BY THE FORWARD-LOOKING STATEMENTS AND FROM THE RESULTS HISTORICALLY EXPERIENCED. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

     Omega Research, founded in 1982, is a leading provider of real-time investment analysis software to individual investors. In addition, the Company's principal product has recently been introduced to institutional investors by Dow Jones Markets.

     The Company's revenues are derived principally from two sources: (i) license fees for use of the Company's software products, and (ii) other revenues consisting primarily of royalties, fees and commissions paid to the Company in accordance with its agreements with third-party data vendors. Licensing fees are recognized upon product shipment in accordance with Statement of Position 91-1, SOFTWARE REVENUE RECOGNITION. While the Company has no obligation to perform future services subsequent to shipment, the Company voluntarily provides telephone, fax and electronic mail customer support to purchasers of its products. The Company currently does not charge a fee for the use of customer support. The costs associated with these services are insignificant in relation to product value.

     Substantially all of the Company's licensing fees have been derived from the sale of products to individual investors. TRADESTATION, OPTIONSTATION and SUPERCHARTS are sold primarily by the Company's telesales force. To date, a majority of the licensing fees have been generated through sales of TRADESTATION. For sales of most of the Company's products, customers typically provide the Company with a credit card number and are billed for the product automatically and on a monthly basis over the course of twelve months. The Company's WALL STREET ANALYST product, which does not represent a material portion of the Company's revenues, is sold through the retail channel by distributors and to a lesser extent through third-party mail order catalogs.

     The majority of the Company's other revenues for the year ended December 31, 1996 was derived from royalties associated with a licensing agreement with Dow Jones Markets. Under existing agreements with Dow Jones Markets, Dow Jones Markets has the right to sell TRADESTATION and SUPERCHARTS to its customers. Dow Jones Markets pays a per unit royalty to the Company, subject to a minimum annual royalty commitment with respect to TRADESTATION sales. The majority of the remaining other revenues is comprised of fees and commissions paid to the Company pursuant to cross-marketing agreements with data service vendors. Other revenues are recognized as earned in accordance with the terms of the applicable contract.

     The Company provides customers with a 30-day right of return and, as a result, records a provision for estimated returns at the time of sale. Depending on the circumstances, the Company often allows customers to return products after the 30-day period. The reserve for returns and the provision for bad debts, in accordance with generally accepted accounting principles, are estimated based on historical experience and other relevant factors and there is no certainty that future returns or bad debts will not exceed established estimates. The Company's rate of returns has increased over the last several quarters and there can be no assurance that this trend will not continue. See "Risk Factors -- Risks of Returns and Collection of Accounts Receivable."

     Approximately 9.5% of the Company's revenues for the year ended December 31, 1996 were derived from customers outside of the United States and Canada. The Company markets its products outside the United States and Canada primarily through resellers and, to a lesser extent, through its U.S.-based telesales force in response to inbound inquiries from international customers. The Company intends to focus increased resources on international sales efforts and therefore believes that international revenues will increase as a percentage of total revenues in the future.

     In accordance with Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COST OF CAPITALIZED SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED, the Company examines its software development costs after technological feasibility has been established to determine the amount of capitalization that is required. Based on the Company's product development process, technological feasibility is established upon completion of a working model. The costs that are capitalized are amortized on the straight-line basis over a one-year period, the period of benefit of the related products. Capitalized software development costs, net of amortization, were $61,000, $71,000 and $0 at December 31, 1995 and 1996 and June 30, 1997, respectively. In the future, the Company believes that the time between the technological feasibility of the Company's products and the general release of such software will be insignificant, and, as a result, software development costs qualifying for capitalization are expected to be immaterial.

     In 1988, the Company elected to be taxed under Subchapter S of the Code, and, as a result, the Company's earnings have been taxed at the federal level directly to the Company's shareholders (the state of Florida does not have a personal income tax). Immediately prior to completion of this offering, the Company will terminate its S corporation election and will be subject to corporate-level federal and state income taxes. As a result of terminating this election, the Company, during the quarter in which the offering is completed, will be required to record a non-recurring credit (the "FAS 109 credit") in the tax provision line of the statement of income. The credit to be recorded represents the recognition of net deferred tax assets arising from the book and tax basis differences that arise primarily as a result of accounts receivable reserves. The FAS 109 credit, net of the provision for taxes payable described below, would have been approximately $1.0 million as of June 30, 1997 if the S corporation election had been terminated as of that date.

     Since its inception, the Company has used for determining taxable income the cash method of accounting rather than the accrual method of accounting. In July 1997, the Company voluntarily filed with the IRS a Form 3115 to change to the accrual method and to report income that should have been reported had the accrual method been used. The effect of the change in method of accounting for tax purposes permitted by the filing of Form 3115 is that the Company will, as of the date the S corporation election is terminated, assuming no adjustments are required, have additional taxable income in 1997 and 1998 aggregating approximately $4.6 million, resulting in additional federal and state income tax of approximately $1.8 million, payable one-half in each of 1997 and 1998. Shortly after, though not as a result of, the filing of the Form 3115, the Company received a notice that the IRS intends to perform an examination of the Company's 1995 tax year (the "Examination").

     Final acceptance of the Form 3115 is subject to review by the IRS. Should the review of the Form 3115 or the Examination (or any other examinations) result in the current shareholders being allocated taxable earnings for 1997 or prior years in excess of the amounts contemplated by the Form 3115, the Dividend (see "Distribution of S Corporation Earnings") shall be increased by an amount equal to the current shareholders' tax liability attributable to such excess, up to a maximum adjustment of $1.8 million. In that event, the expected approximate $1.8 million tax liability of the Company would be reduced to the extent of such increase.

     The pro forma income tax adjustment in the Company's historical financial statements reflects the federal and state income taxes which would have been recorded if the Company had been treated as a C corporation during the periods presented. The Company has calculated these amounts based upon an estimated combined effective tax rate of 39.5% for the respective periods.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, certain items in the Company's statement of income reflected as a percentage of total revenues and as a percentage of licensing fees:

                                                                                     SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                 JUNE 30,
                                             -------------------------------        ------------------
                                             1994         1995         1996          1996         1997
                                             -----        -----        -----        -----        -----
AS A PERCENTAGE OF TOTAL REVENUES:

Revenues:
   Licensing fees                             91.7%        84.0%        78.2%        78.0%        82.7%
   Other revenues                              8.3         16.0         21.8         22.0         17.3
                                             -----        -----        -----        -----        -----
        Total revenues                       100.0        100.0        100.0        100.0        100.0
                                             -----        -----        -----        -----        -----
Operating expenses:
   Cost of licensing fees                      9.7          9.3          9.6         10.9          5.9
   Product development                         5.7          6.9          5.9          4.6          5.8
   Sales and  marketing                       31.7         37.8         31.5         32.1         33.8
   General and administrative                  9.3         11.0         13.6         12.3         17.7
                                             -----        -----        -----        -----        -----
        Total operating expenses              56.4         65.0         60.6         59.9         63.2
                                             -----        -----        -----        -----        -----
Income from operations                        43.6         35.0         39.4         40.1         36.8
Other income, net                              0.2          0.2          0.3          0.1          0.1
                                             -----        -----        -----        -----        -----
Income before pro forma income taxes          43.8         35.2         39.7         40.2         36.9
Pro forma income taxes                        17.3         13.9         15.7         15.9         14.6
                                             -----        -----        -----        -----        -----
Pro forma net income                          26.5%        21.3%        24.0%        24.3%        22.3%
                                             =====        =====        =====        =====        =====

AS A PERCENTAGE OF  LICENSING FEES:

Operating expenses:
   Cost of  licensing fees                    10.6%        11.1%        12.3%        13.9%         7.1%
   Product development                         6.3          8.2          7.5          6.0          7.0
   Sales and  marketing                       34.5         45.0         40.2         41.2         40.9
   General and administrative                 10.1         13.1         17.4         15.8         21.4
                                             -----        -----        -----        -----        -----
         Total operating expenses             61.5%        77.4%        77.4%        76.9%        76.4%
                                             =====        =====        =====        =====        =====

SIX MONTHS ENDED JUNE 30, 1996 AND 1997

  REVENUES

     TOTAL REVENUES. The Company's total revenues increased 80% from $8.1 million in the first six months of 1996 to $14.6 million in the comparable period of 1997.

     LICENSING FEES. Licensing fees increased 91% from $6.3 million in the first six months of 1996 to $12.1 million in the comparable period of 1997, primarily due to an increase in TRADESTATION sales (an approximate 56% increase in net unit shipments and a 5% increase in list price in January 1997) and, to a lesser extent, the introduction of OPTIONSTATION in September 1996. The Company believes that the increased net unit shipments of TRADESTATION were due to new marketing efforts, an emphasis on providing customers with the ability to pay for products monthly over a 12-month period and growth in the Company's sales and marketing organization. The Company has increased its returns reserves during the first six months of 1997 to provide for the impact that its new marketing efforts may have on returns.

     OTHER REVENUES. Other revenues increased 41% from $1.8 million in the first six months of 1996 to $2.5 million in the comparable period of 1997, primarily due to an increase in minimum royalties under the license agreement with Dow Jones Markets and increased cross-marketing commissions from data vendors which resulted from an increase in licensing fees.

  OPERATING EXPENSES

     COST OF LICENSING FEES. Cost of licensing fees consists primarily of product media, packaging and storage and inventory costs. Cost of licensing fees decreased 3% from $881,000 in the first six months of 1996 to $856,000 in the comparable period of 1997, primarily due to increased sales of higher-priced products as a percentage of total unit sales and the shipment of significant product upgrades in the first six months of 1996 which did not recur in 1997. The Company has no contractual obligation to provide upgrades, which are priced separately from initially-licensed products. Cost of licensing fees as a percentage of licensing fees declined from 14% in the first six months of 1996 to 7% in the comparable period of 1997, primarily due to increased unit sales of higher-priced products as a percentage of total unit sales.

     PRODUCT DEVELOPMENT. Product development expenses include expenses associated with the development of new products, enhancements to existing products, testing of products and the creation of training manuals, and consist primarily of salaries, other personnel costs and depreciation of computer and related equipment. Product development expenses increased 124% from $377,000 in the first six months of 1996 to $843,000 in the comparable period of 1997, primarily due to an increase in the number of individuals employed in product development. Product development expenses as a percentage of licensing fees increased from 6% in the first six months of 1996 to 7% in the comparable period of 1997, primarily due to the increase in product development personnel. The Company believes that a significant level of product development expenditures will be required to remain competitive, particularly as it enters the institutional investor market. Accordingly, the Company anticipates that the dollar amount of product development expense will increase for the foreseeable future.

     SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries for the customer support center and marketing personnel, commissions and other personnel costs, shipping costs, and marketing programs, including advertising, brochures, direct mail programs and seminars to promote the Company's products to investors. Sales and marketing expenses increased 90% from $2.6 million in the first six months of 1996 to $4.9 million in the comparable period of 1997, primarily due to increased print advertising, shipping costs, telephone expenses, personnel costs for the customer support center, commissions and the use of sales seminars and television advertising. Sales and marketing expenses as a percentage of licensing fees did not change significantly in the first six months of 1996 as compared to the comparable period of 1997. The Company expects to continue hiring additional personnel and anticipates that sales and marketing expenses will increase in absolute dollar amount at least through the remainder of 1997.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of employee related costs for support functions such as executive, human resources, finance, information systems and administrative personnel as well as external professional fees, rent and other facilities expense and provision for bad debts. General and administrative expenses increased 160% from $998,000 in the first six months of 1996 to $2.6 million in the comparable period of 1997, primarily due to increases in the provision for bad debts associated with increased revenues, in personnel to manage the growth of the Company and rent related to the Company's new corporate headquarters. The Company believes that the dollar amount of its general and administrative expenses will increase as the Company incurs additional costs (including directors' and officers' liability insurance, investor relations costs and increased professional fees) related to being a public company.

  OTHER INCOME, NET

     Other income, net consists primarily of interest income from cash and cash equivalents. Other income, net increased from $9,000 in the first six months of 1996 to $18,000 in the comparable period of 1997. The Company generally invests in interest-bearing accounts and overnight investments. The amount of interest income fluctuates based on the amount of funds available for investment and the prevailing interest rates.

YEARS ENDED DECEMBER 31, 1995 AND 1996

  REVENUES

     TOTAL REVENUES. The Company's total revenues increased 89% from $9.4 million in 1995 to $17.8 million in 1996.

     LICENSING FEES. Licensing fees increased 76% from $7.9 million in 1995 to $13.9 million in 1996, primarily due to an increase in TRADESTATION sales (an approximate 51% increase in net unit shipments and a 20% increase in list price in March 1996) and, to a lesser extent, increased sales of SUPERCHARTS and add-on products and the introduction of OPTIONSTATION in September 1996. The Company believes that the increased net unit shipments of TRADESTATION were due to the release of version 4.0 and increased marketing efforts.

     OTHER REVENUES. Other revenues increased 158% from $1.5 million in 1995 to $3.9 million in 1996, primarily due to the commencement of royalties under the Company's license agreement with Dow Jones Markets and, to a lesser extent, increased cross-marketing commissions from data vendors which resulted from an increase in licensing fees.

  OPERATING EXPENSES

     COST OF LICENSING FEES. Cost of licensing fees increased 96% from $876,000 in 1995 to $1.7 million in 1996, primarily due to increased product unit shipments. Cost of licensing fees as a percentage of licensing fees increased slightly from 11% in 1995 to 12% in 1996 due to a shift in product mix.

     PRODUCT DEVELOPMENT. Product development expenses increased 60% from $652,000 in 1995 to $1.0 million in 1996, primarily due to an increase in the number of individuals employed in product development. Product development expenses represented 8% and 7% of licensing fees in each of 1995 and 1996, respectively.

     SALES AND MARKETING. Sales and marketing expenses increased 58% from $3.6 million in 1995 to $5.6 million in 1996 primarily due to increased personnel costs and commissions, shipping costs, telephone expenses and increased travel. Sales and marketing expenses represented 45% and 40% of licensing fees in 1995 and 1996, respectively.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 133% from $1.0 million in 1995 to $2.4 million in 1996, primarily due to increases in the provision for bad debts associated with increased revenues, in personnel and related expenses to manage the growth of the Company, in insurance expense and incremental expenses related to the move by the Company to a new corporate headquarters. General and administrative expenses represented 13% and 17% of licensing fees in 1995 and 1996, respectively.

  OTHER INCOME, NET

     Other income, net increased 151% from $24,000 in 1995 to $60,000 in 1996, primarily due to increased interest income earned on cash balances.

YEARS ENDED DECEMBER 31, 1994 AND 1995

  REVENUES

     TOTAL REVENUES. The Company's total revenues increased 10% from $8.6 million in 1994 to $9.4 million in 1995.

     LICENSING FEES. Licensing fees remained relatively flat in 1995 as compared to 1994. Licensing fees did not change appreciatively in 1995 as the Company's senior management and its then limited sales and marketing resources were focused on developing its relationship with Dow Jones Markets and exploring the establishment of a retail sales channel for WALL STREET ANALYST. This focus on the Dow Jones Markets relationship and retail channel development temporarily diverted resources away from sales and marketing efforts in support of the Company's TRADESTATION and SUPERCHARTS products.

     OTHER REVENUES. Other revenues increased 113% from $707,000 in 1994 to $1.5 million in 1995, primarily due to increased cross-marketing commissions from data vendors.

  OPERATING EXPENSES

     COST OF LICENSING FEES. Cost of licensing fees increased 5% from $831,000 in 1994 to $876,000 in 1995, primarily due to slight increases in the cost of product material. Cost of licensing fees as a percentage of licensing fees represented 11% in each of 1994 and 1995.

     PRODUCT DEVELOPMENT. Product development expenses increased 32% from $492,000 in 1994 to $652,000 in 1995, primarily due to an increase in the number of individuals employed in product development. Product development expenses represented 6% and 8% of licensing fees in 1994 and 1995, respectively.

     SALES AND MARKETING. Sales and marketing expenses increased 31% from $2.7 million in 1994 to $3.6 million in 1995 primarily due to increased advertising, telephone expenses and commissions. Sales and marketing expenses represented 35% and 45% of licensing fees in 1994 and 1995, respectively.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 30% from $798,000 in 1994 to $1.0 million in 1995, primarily due to increases in personnel to manage the growth of the Company, professional fees and property taxes. General and administrative expenses represented 10% and 13% of licensing fees in 1994 and 1995, respectively.

  OTHER INCOME, NET

     Other income, net increased 30% from $18,000 in 1994 to $24,000 in 1995, primarily due to increased interest income earned on cash balances.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following tables present certain unaudited quarterly financial data for each of the six quarters ended June 30, 1997. This information has been prepared on the same basis as the audited Financial Statements and Notes thereto appearing elsewhere in this Prospectus and includes, in the opinion of the Company, all adjustments (consisting only of normal and recurring adjustments) necessary to present fairly the quarterly results when read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                         QUARTER ENDED
                                                -------------------------------------------------------------------------
                                                MAR. 31,     JUNE 30,    SEPT. 30,     DEC. 31,     MAR. 31,     JUNE 30,
                                                  1996         1996        1996         1996          1997         1997
                                                --------     --------    ---------     -------      --------     --------
                                                                        (IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenues:
   Licensing fees                                $2,926       $3,396       $3,870       $3,751       $5,550       $6,542
   Other revenues                                   872          915        1,098          992        1,123        1,404
                                                 ------       ------       ------       ------       ------       ------
          Total revenues                          3,798        4,311        4,968        4,743        6,673        7,946
                                                 ------       ------       ------       ------       ------       ------
Operating expenses:
   Cost of licensing fees                           332          549          462          374          388          468
   Product development                              144          233          322          342          364          479
   Sales and  marketing                           1,161        1,442        1,543        1,472        1,996        2,950
   General and administrative                       496          502          568          856        1,263        1,332
                                                 ------       ------       ------       ------       ------       ------
          Total operating expenses                2,133        2,726        2,895        3,044        4,011        5,229
                                                 ------       ------       ------       ------       ------       ------
Income from operations                            1,665        1,585        2,073        1,699        2,662        2,717
Other income, net                                     4            5           39           12            7           11
                                                 ------       ------       ------       ------       ------       ------
Income before pro forma income taxes              1,669        1,590        2,112        1,711        2,669        2,728
Pro forma income taxes                              659          628          834          676        1,054        1,078
                                                 ------       ------       ------       ------       ------       ------
Pro forma net income                             $1,010       $  962       $1,278       $1,035       $1,615       $1,650
                                                 ======      =======      =======      =======      =======      =======
AS A PERCENTAGE OF  TOTAL REVENUES:

Revenues:
   Licensing fees                                  77.1%        78.8%        77.9%        79.1%        83.2%        82.3%
   Other revenues                                  22.9         21.2         22.1         20.9         16.8         17.7
                                                 ------       ------       ------       ------       ------       ------
          Total revenues                          100.0        100.0        100.0        100.0        100.0        100.0
                                                 ------       ------       ------       ------       ------       ------
Operating expenses:
   Cost of licensing fees                           8.7         12.7          9.3          7.9          5.8          5.9
   Product development                              3.8          5.4          6.5          7.2          5.5          6.0
   Sales and marketing                             30.6         33.5         31.1         31.1         29.9         37.1
   General and administrative                      13.0         11.6         11.4         18.0         18.9         16.8
                                                 ------       ------       ------       ------       ------       ------
          Total operating expenses                 56.1         63.2         58.3         64.2         60.1         65.8
                                                 ------       ------       ------       ------       ------       ------
Income from operations                             43.9         36.8         41.7         35.8         39.9         34.2
Other income, net                                   0.1          0.1          0.8          0.3          0.1          0.1
                                                 ------       ------       ------       ------       ------       ------
Income before pro forma income taxes               44.0         36.9         42.5         36.1         40.0         34.3
Pro forma income taxes                             17.4         14.6         16.8         14.3         15.8         13.5
                                                 ------       ------       ------       ------       ------       ------
Pro forma net income                               26.6%        22.3%        25.7%        21.8%        24.2%        20.8%
                                                 ======       ======       ======       ======       ======       ======

AS A PERCENTAGE OF  LICENSING FEES:

Operating expenses:
   Cost of licensing fees                          11.3%        16.2%        11.9%        10.0%         7.0%         7.1%
   Product development                              4.9          6.8          8.3          9.1          6.5          7.3
   Sales and marketing                             39.7         42.5         39.9         39.3         36.0         45.1
   General and administrative                      17.0         14.8         14.7         22.8         22.8         20.4
                                                 ------       ------       ------       ------       ------       ------
          Total operating expenses                 72.9%        80.3%        74.8%        81.2%        72.3%        79.9%
                                                 ======       ======       ======       ======       ======       ======

     The Company's revenues and operating expenses by quarter increased sequentially during 1996 and 1997, except for revenues in the fourth quarter of 1996. The Company believes that the sequential decrease in revenues during the fourth quarter of 1996 was primarily due to the impact of the release of certain product upgrades and the receipt of certain one-time payments from certain third parties in the third quarter of 1996. Other revenues in the second quarter of 1997 also reflect an approximate $200,000 one-time payment from Dow Jones Markets for the delivery of certain upgrades for DOW JONES TRADESTATION. It is expected that, in the future, product upgrades and releases, or lump-sum payments related to other revenues, will impact the Company's revenues and results of operations on a quarterly basis.

     The operating results for any quarter are not necessarily indicative of results for any future period or for the full year. The Company's quarterly revenues and operating results have varied in the past and are likely to vary from quarter to quarter in the future. Such fluctuations may result in volatility in the price of the Common Stock. As budgeted expenses are based upon expected revenues, if actual revenues on a quarterly basis are below management's expectations, then results of operations are likely to be adversely affected because a relatively small amount of the Company's expenses varies with its revenues in the short term. In addition, operating results may fluctuate based upon the timing of product releases, increased competition, variations in the mix of sales, and announcements of new products by the Company or its competitors. Such fluctuations may result in volatility in the price of the Common Stock. See "Risk Factors -- Potential Fluctuations in Quarterly Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has funded operations and financed growth and capital expenditures through cash provided by operations. The Company may obtain a short-term loan prior to completion of this offering in order to pay the Dividend. Such loan, if obtained, will be on commercially reasonable terms and will be repaid with a portion of the net proceeds of this offering.

     Cash provided by operating activities totaled $3.6 million, $2.4 million, $5.6 million and $2.7 million in 1994, 1995, 1996 and the first six months of 1997, respectively. The decrease in cash provided by operations in 1995 was primarily attributable to the decrease in net income for the year ended December 31, 1995 when compared to the same period of 1994. The increase in net cash provided by operations in 1996 and 1997 was primarily attributable to increased net income of the Company.

     The Company's investing activities used cash of $300,000, $101,000, $541,000 and $630,000 in 1994, 1995, 1996 and the first six months of 1997, respectively. The principal use of cash in investing activities was for capital expenditures related to the acquisition of computer and related equipment and software required to support expansion of the Company's operations. Capital expenditures in 1997 also include purchases of furniture and fixtures and leasehold improvements related to the Company's move to a new corporate headquarters in February 1997.

     The Company's financing activities used cash of $3.5 million, $2.2 million, $5.2 million and $2.0 million in 1994, 1995, 1996 and the first six months of 1997, respectively, principally as a result of distributions to the Company's shareholders.

     As of June 30, 1997, the Company had cash and cash equivalents of approximately $264,000 and working capital of approximately $6.8 million. The Company believes that the net proceeds from the sale of the Common Stock in this offering, together with existing cash balances and cash flow from operations, will be sufficient to meet its normal working capital and capital expenditure requirements through 1998. Thereafter, if cash generated by operations is insufficient to satisfy the Company's operating requirements, the Company will require additional debt or equity financing. There can be no assurance that such financing will be available on terms acceptable to the Company, or at all. The sale of additional equity or debt securities could result in dilution to the Company's shareholders. See "Risk Factors -- Future Capital Needs" and "Use of Proceeds."

RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 128, EARNINGS PER SHARE ("SFAS 128") which changes the method of calculating earnings per share. SFAS 128 requires the presentation of "basic" earnings per share and "diluted" earnings per share on the face of the income statement. Basic earnings per share is computed by dividing the net income available to common shareholders by the weighted average shares of outstanding common stock. The calculation of diluted earnings per share is similar to basic earnings per share except that the denominator includes dilutive common stock equivalents such as stock options and warrants. The statement is effective for financial statements for periods ending after December 15, 1997. The Company will adopt SFAS 128 in the fourth quarter of 1997, as early adoption is not permitted. The following table presents pro forma earnings per share amounts calculated in accordance with SFAS 128.

                                           YEAR ENDED          SIX MONTHS ENDED
                                        DECEMBER 31, 1996       JUNE 30, 1997
                                        -----------------      ----------------

Pro forma earnings per share:
    Basic earnings per share                  $0.22                 $0.17
    Diluted earnings per share                 0.21                  0.15

                                    BUSINESS

OVERVIEW

     Omega Research is a leading provider of real-time investment analysis software for the Microsoft Windows operating system. The Company's principal products are TRADESTATION, OPTIONSTATION and SUPERCHARTS. With the 1991 release of its flagship product, TRADESTATION, Omega Research pioneered the concept of utilizing the power of the personal computer to enable investors to historically test the profitability of their own investment and trading strategies and then computer-automate those strategies to generate real-time buy and sell signals. OPTIONSTATION enables investors who are not options experts or mathematicians to benefit from advanced stock, index and futures options trading strategies, and SUPERCHARTS provides investors with state-of-the-art technical analysis capabilities. The Company designs its products as PLATFORM APPLICATIONS: unique software applications that also serve as platforms for independent third-party solutions. Over 150 independent developers have developed software products for the Omega Research Platform.

INDUSTRY BACKGROUND

     In the last 25 years there has been unprecedented growth in the financial markets as increasing amounts of capital have been actively invested in an effort to generate superior returns. According to the Investment Company Institute, total financial assets of U.S. households were $14.0 trillion at the end of 1995, and are expected to grow to over $22.5 trillion by the year 2000. Traditionally, financial instruments were held to maturity or for long investment horizons, but in today's environment of abundant data flow and low transaction costs, financial instruments are increasingly being actively traded. Average daily trading volume on the New York Stock Exchange has grown from 18.6 million shares in 1975 to 503.5 million shares in 1997. Nasdaq daily trading volume has grown even faster, from an average of 5.5 million shares in 1975 to
607.9 million shares in 1997.

     Increased investment and trading activity is being driven by both individual and institutional investors. Forrester Research, a market research firm, estimates that by the year 2000 over $46 billion in financial assets will be managed over the Internet by individuals. Through the advent of self-directed 401(k) plans and improved awareness and knowledge of the financial markets, individual investors are increasingly seeking to self-manage their financial assets. The broad availability of financial information online has enabled individual investors to become more sophisticated and knowledgeable about investing, having experienced greater access to stock quotes, financial market data, investment advice and other investment information through the Internet or through other online services. In addition to increased information flows, the increased popularity and proliferation of discount brokerage and online trading systems such as E-Schwab and E-Trade have resulted in reduced transaction costs to the individual investor, thereby facilitating the increase in investment activity.

     Investment and trading activity has also increased significantly among institutional investors, including mutual funds, pension funds, hedge funds, savings institutions and brokerage firms. According to a report by Putnam, Lovell & Thorton, a firm that conducts market research on the investment management industry, total financial assets managed by the U.S. money management industry grew from $1.4 trillion in 1980 to $10.3 trillion at the end of 1995. In addition, the number of mutual funds in the United States has doubled from 3,105 in 1990 to 6,293 in 1996. This proliferation of funds, together with increasing competitiveness among institutions seeking to deliver superior investment returns to their customers, has contributed to increased investment and trading activity by institutional investors.

     Investors, both individual and institutional, require financial market data to make their investment or trading decisions. Investors today have access to large quantities of financial market data increasingly being offered on a real-time basis at substantially lower cost than ever before. Data are readily available from a variety of data vendors, including companies such as Dow Jones Markets, ADP, Bloomberg, Bridge Information Systems, Commodity Quote Graphics, FutureSource, ILX, Reuters and S&P ComStock, all of which generally serve the institutional market, and BMI, DTN, Dial/Data, Signal, Telescan and TeleChart 2000, which generally serve the individual investor market. In addition, the Internet is becoming an increasingly valuable conduit of information for individual and institutional investors seeking to support their investment decision-making.

     While financial market data have been available for some time, typically only large institutional investors with access to mainframe or minicomputer-based systems have had the capability to manipulate, organize and analyze such data to support their investment decisions. Historically, such activities have been expensive and time consuming, and usually performed in the "back office" of institutional investors through custom programming by information technology professionals. The emergence of easy-to-use powerful personal computers with standard operating systems has brought analytical capability to "front office" decision makers of institutional investors, as well as to individual investors who historically have not had access to such technology or information.

     With the advanced processing capabilities of today's personal computers, both individual and institutional investors are demanding powerful investment analysis software to improve their investment decision-making. Historically, investment analysis software for the personal computer has generally been limited to passive charting and analysis. However, as vast new quantities and types of financial market data have become available, a need has arisen for decision support software which enables investors to analyze market data in new and powerful ways, including the design, testing and validation of custom investment strategies and the implementation of those strategies in real time. Investors are seeking to leverage quantitative data to make improved investment decisions through the use of software solutions which provide powerful investment analysis capabilities, open and extendible software platforms, support for a wide variety of financial instruments and markets, and ease of use.

THE OMEGA RESEARCH SOLUTION

     The Omega Research product family addresses the growing need for powerful software solutions which enable investors to thoroughly test the profitability of their own investment and trading strategies. Key elements of the Omega Research solution include:

     SUPERIOR INVESTMENT ANALYSIS SOLUTIONS. The Company's products offer state-of-the-art market analysis capabilities that empower the investor to make improved investment decisions. The Company's flagship product, TRADESTATION, enables investors to design and historically test their own investment strategies against large quantities of historical data to assess the risk and return of any given investment strategy. Using TRADESTATION, the investor can then computer-automate a custom investment strategy to generate buy and sell signals on a real-time basis. The Company's OPTIONSTATION product enables investors who are not options analysis experts or mathematicians to explore complex options trading strategies. The Company's SUPERCHARTS products provide both end-of-day and real-time investors with powerful technical analysis capabilities to enable improved investment decision-making.

     INDUSTRY LEADING SOFTWARE PLATFORM. The Company develops its principal products as "platform applications," unique and valuable software applications that also serve as platforms for third-party solutions which add value to the products (collectively, the "Omega Research Platform"). The Omega Research Platform is designed to be open and extendible, encouraging the development of as many complementary third-party solutions as possible. To date, more than 150 independent software developers ("Omega Research Solution Providers") have developed specific trading systems or other investment applications for the Omega Research Platform, which the Company believes makes it the industry leading software platform for quantitative investment analysis. In addition to supporting such third party applications, the Omega Research Platform has been architected to seamlessly integrate with the financial market data services offered by various well-known data vendors.

     SOLUTIONS FOR MULTIPLE FINANCIAL MARKETS. The Company designs its products to benefit investors in a variety of financial markets, including investors in equities, futures, foreign currencies and options. Within each of these segments, investors can use the products to fit their special needs and levels of experience. The Company believes that many of its customers are active in multiple financial markets and, as a result, has designed different products to address different markets which can be used independently or in combination. The Company currently markets the TRADESTATION PRO SUITE, comprised of TRADESTATION and OPTIONSTATION, and intends to develop and market additional product suites in the future which the Company believes will enable investors to broaden their investment activities to markets on which they have not previously focused.

     PROPRIETARY EASYLANGUAGE. Historically, designing, testing and computer-automating custom investment and trading strategies required complex and time-consuming programming. To solve this problem, the Company developed EASYLANGUAGE, the Company's proprietary computer language comprised of English-like statements, which, once learned, empowers investors with no prior programming skills to describe their own investment or trading strategies and then test their profitability against large quantities of historical data. EASYLANGUAGE is currently included in TRADESTATION and, to a more limited degree, in SUPERCHARTS.

THE OMEGA RESEARCH STRATEGY

     Omega Research's objective is to establish itself as the leading worldwide provider of real-time investment analysis software to both individual and institutional investors. The Omega Research strategy includes the following key elements:

     ENHANCE AND EXPAND THE OMEGA RESEARCH PLATFORM. The Company intends to continue to develop new products which are not only high-quality, unique software solutions, but which are themselves platforms for independent third-party software solutions. Such products will be designed to be technically compatible with, and to functionally complement, one another, to encourage investors to own not just one, but a suite, of Omega Research products. The Company believes that the rapid deployment of Internet capabilities will in the near future result in the Internet being an important financial market data delivery system for both domestic and international markets and therefore intends to enhance the Omega Research Platform to support Internet data delivery.

     CONTINUE TO PENETRATE EXPANDING INDIVIDUAL INVESTOR MARKET. The Company intends to devote considerable efforts to continue to penetrate the serious individual investor market and to reach newcomers to this market as it expands. The rapidity of technological advances in personal computing and information delivery systems has made and is expected to continue to make the investment industry more accessible to individuals using personal computers. More individuals are interested in self-directing their investment decisions and, with available technological advances, will be able to engage in financial market transactions without the need of support systems and resources historically provided only in an institutional setting.

     FOCUS ON THE INSTITUTIONAL INVESTOR MARKET. In addition to its continued focus on the individual investor market, the Company intends to devote incremental resources to the institutional investor market. TRADESTATION was introduced by Dow Jones Markets to institutional investors in 1996 as DOW JONES TRADESTATION. Dow Jones Markets has also recently acquired from the Company the right to market SUPERCHARTS as DOW JONES SUPERCHARTS to its data subscribers on a worldwide basis. In addition, certain individual investors who use the Company's products are employees of institutions, which the Company believes increases awareness of the Company's products in the institutional market. The Company intends to develop the necessary enhancements to its products, which includes development of a network version of its products, to enable it to penetrate the institutional investor market.

     STRENGTHEN DATA VENDOR ALLIANCES. The Company intends to foster and grow relationships with data vendors in order to enter new markets, expand the Company's customer base, promote its products, and increase the number of quality data services with which Omega Research products are technically compatible. The Company believes that certain of these relationships, such as the Dow Jones Markets relationship, will facilitate the Company's efforts to penetrate the institutional investor market and the Company's expansion of its international presence.

     EXPAND INTERNATIONAL DISTRIBUTION. In addition to focusing on foreign individual and institutional investors who are interested in North American markets, the Company intends to focus on worldwide individual and institutional interest in financial markets outside of North America where there are increasing trading activity and numbers of investors, and growing availability of financial market data. The Company intends to continue to enhance its products to support additional foreign financial market data. The Company expects to exploit the rapid deployment of the Internet, as both a data delivery system and a sales and marketing and customer support channel, as part of its expansion of its international presence and sales. The Company also intends to continue to develop its network of international independent distributors of Omega Research products.

     LEVERAGE INSTALLED BASE OF CUSTOMERS. The Company believes one of its most important assets and a key competitive advantage is its installed base of TRADESTATION, OPTIONSTATION and SUPERCHARTS customers. The Company believes that significant opportunity exists to leverage this customer base by (i) selling product upgrades to customers who own the earlier version of the product, (ii) selling additional existing products to customers who do not own those products, and (iii) marketing future products to its entire installed customer base.

PRODUCTS

     The Company's investment analysis software products, each of which operates in a Microsoft Windows environment, are currently marketed to individual investors and, through Dow Jones Markets, to institutional investors. Products marketed directly by the Company are technically compatible with data feeds and services offered by BMI, Dial/Data, FutureSource, Signal, S&P ComStock and Telescan, and are currently offered with a historical financial market database on CD-ROM containing up to 25 years of history on each security and index included in the database. Each of the Company's principal products operates on real-time, delayed and end-of-day data, except for the end-of-day version of SUPERCHARTS.

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

     Omega Research's principal products are:

                                                       INITIAL         LATEST
                       OPERATING                       RELEASE        RELEASE       CURRENT
PRODUCT                SYSTEM          LIST PRICE        DATE           DATE        VERSION
-------                ---------       ----------      -------        -------       -------
[TRADESTATION          Microsoft         $2,399          1991           1996          4.0
Logo]                  Windows

[OPTIONSTATION         Microsoft         $1,799          1996           1996          1.2
Logo]                  Windows

[SUPERCHARTS Real-     Microsoft         $ 839           1996           1996          4.0
Time Logo]             Windows

[SUPERCHARTS           Microsoft         $ 200           1992           1996          4.0
Logo]                  Windows

     TRADESTATION. TRADESTATION is the flagship product of the Company, serving as a platform for numerous third-party software solutions. TRADESTATION is marketed to serious equities, futures and foreign currency investors. TRADESTATION empowers the investor to design and develop custom trading systems based upon the investor's own investment ideas and strategies, test the profitability of such trading systems against historical data, and then computer-automate a chosen trading system to monitor the applicable market and alert the investor in real-time when the criteria of the trading system have been met and an order should, therefore, be placed. If the investor is not at the computer terminal when a buy or sell signal is generated, TRADESTATION can automatically notify the investor via an alpha-numeric pager if the necessary equipment and software have been installed. The principal features of TRADESTATION which enable the investor to design and develop custom trading strategies and systems are EASYLANGUAGE and the POWEREDITOR. EASYLANGUAGE is a proprietary computer language developed by Omega Research consisting of English-like statements which can be input by the investor to describe particular trading ideas and strategies. The POWEREDITOR is a compiler of EASYLANGUAGE statements and provides the investor with considerable flexibility to modify and combine different trading rules and strategies which ultimately result in the design of the investor's custom trading systems.

     OPTIONSTATION. OPTIONSTATION is an options trading analysis product for stock, index and futures options which enables investors who are not options analysis experts or mathematicians to explore complex trading strategies. Specifically, OPTIONSTATION is designed to sort through thousands of possible options positions and identify the most favorable risk-reward profile based upon user-defined assumptions. OPTIONSTATION is designed to perform two critical tasks of options trading -- position search and position analysis. OPTIONSTATION'S Position Search helps the investor find the best risk-reward profile based upon the investor's market assumptions. The Power Spreadsheet and Position Chart features enable investors to design and customize options positions and then graphically view and analyze each position's profitability and risk. If the investor is using OPTIONSTATION with a real-time data feed, the program will alert the investor when the investor's specified criteria have been met. Also, the investor can be notified of the alert via an alpha-numeric pager if the necessary equipment and software have been installed.

     SUPERCHARTS. SUPERCHARTS is Omega Research's technical analysis charting product and is available in both real-time and end-of-day versions. SUPERCHARTS has a built-in library of more than 80 popular technical indicators and 15 drawing tools that highlight significant market patterns. SUPERCHARTS provides the investor with sophisticated charting and technical analysis capabilities, including the ability to draw trend lines, identify chart patterns and chart historical fundamental data. SUPERCHARTS can generate an alert on a real-time or end-of-day basis when a simple user-defined criterion occurs with respect to a specific security. SUPERCHARTS also contains certain trading system design and testing capabilities, in order to introduce the less-experienced investor to such functions and potentially generate interest in the Company's TRADESTATION product.

     ADDITIONAL PRODUCTS AND SERVICES. The Company offers additional products and services, such as WALL STREET ANALYST, the Company's introductory charting and analysis product for the individual investor, historical data subscription CD-ROM clubs (monthly deliveries of historical financial data updates on CD-ROM), and seminars, conferences, tutorials and instructional videotapes designed to enhance investors' abilities to use fully and effectively the Company's products. These additional products and services are intended to complement the Company's principal investment analysis products and are expected to remain an ancillary portion of revenues.

SALES AND MARKETING

     The Company markets its products using a combination of methods, including inbound telesales and the use of domestic and international distributors and other resellers, including value added resellers. Marketing efforts in support of sales include print media and television advertising, direct mail, seminars and establishment of strategic marketing and other strategic partner relationships with data vendors and software and service solution providers.

     The majority of the Company's direct product sales is generated by telesales. The Company has devoted considerable efforts and resources to assemble and train a dedicated, professional, team-oriented sales force. The telesales process consists of the generation of leads through media and direct mail advertising, fulfillment of information packets to prospective purchasers, and follow-up calls to the recipients of the information packets to attempt to complete the sale. The Company is in the process of implementing a new system of customer tracking and management at its corporate headquarters to improve its lead management capability, enhance its customer satisfaction through increased responsiveness and to improve its ability to market additional products to existing customers. See "Risk Factors -- Management of Change."

     The Company advertises its products in publications popular with investors such as BARRON'S, FUTURES, INDIVIDUAL INVESTOR, INVESTORS BUSINESS DAILY and STOCKS & COMMODITIES. The Company also advertises TRADESTATION and OPTIONSTATION on a regular basis on the CNBC and CNN-FN television networks, and certain local television stations. The Company undertakes periodic promotional mailings to its customer base, as well as to mailing lists obtained by the Company by license from, or agreement with, third parties. Such promotional mailings include flyers, brochures, Omega Research Solution Provider catalogues or a combination of the foregoing items.

     The Company believes that significant opportunity exists to market its products to international customers. The Company seeks to distribute its products internationally through independent distributors. As of June 30, 1997, Omega Research had arrangements with approximately 60 independent parties to distribute one or more of the Company's products in Europe, Asia, Australia, South Africa and Canada. The Company also sells directly to international investors in response to direct inquiries received from abroad. The Company believes its strategic relationships with data vendors, such as Dow Jones Markets, will also provide significant benefit in its expansion into international markets. The Company is in the early stages of its international sales effort and intends to focus more resources on the establishment of a comprehensive and effective international marketing and distribution network. See "Risk Factors -- Risks Associated with International Expansion."

STRATEGIC RELATIONSHIPS

     Omega Research endeavors to establish and foster strategic marketing and other strategic partner relationships with data vendors and with software and service solution providers.

     DOW JONES MARKETS AGREEMENTS. In August 1994, the Company entered into a Software License, Maintenance and Development Agreement with Dow Jones Markets (then known as Dow Jones Telerate, Inc.) under which Omega Research licensed to Dow Jones Markets the right to market and distribute TRADESTATION to its data subscribers worldwide, who are primarily institutional investors. The Company, in March 1997, entered into a similar agreement with Dow Jones Markets regarding SUPERCHARTS Real-Time. Following the execution of the TRADESTATION agreement, Omega Research developed modifications to tightly integrate TRADESTATION with Dow Jones Markets' data server. In January 1996, TELETRAC TRADESTATION (now being marketed as DOW JONES TRADESTATION) was launched by Dow Jones Markets. The Company believes the Dow Jones Markets relationship has begun to create an institutional market awareness of the Company's products which should support the Company's marketing efforts with respect to both the institutional and international markets.

     The Dow Jones Markets agreements expire in the year 2002. The TRADESTATION agreement requires Dow Jones Markets to use commercially reasonable efforts to market TRADESTATION, to market the product under the name "DOW JONES TRADESTATION," and to pay to Omega Research a per-subscription royalty, subject to minimum annual royalties which escalate each year of the agreement. The Company has no technical support obligation under the agreement to the customers of Dow Jones Markets, but is obligated to provide limited technical support to Dow Jones Markets' managers. The SUPERCHARTS agreement is similar but does not contain a minimum royalty payment provision.

     During the term of the Dow Jones Markets agreements, Omega Research is not permitted to enter into a similar licensing arrangement regarding TRADESTATION or SUPERCHARTS with five enumerated competitors of Dow Jones Markets. Dow Jones Markets is permitted under the agreements to offer to its data service subscribers its own or another company's investment analysis software in addition to offering TRADESTATION and SUPERCHARTS. However, should Dow Jones Markets offer to its subscribers a technical analysis charting program competitive with SUPERCHARTS, the prohibition on the Company entering into similar arrangements regarding SUPERCHARTS with Dow Jones Markets' enumerated competitors lapses. See "Risk Factors -- Dependence on Relationship with Dow Jones Markets."

     CROSS-MARKETING AGREEMENTS. The Company currently has written agreements with other data vendors which generally provide for the data vendor to pay the Company monthly fees or commissions as consideration for data subscribers who use Omega Research products to access such data vendors' data services. Each of these agreements contains provisions designed to make the data vendors' subscribers more aware of Omega Research's products and to make Omega Research's customers more aware of the data vendors' services.

     OMEGA RESEARCH SOLUTION PROVIDER NETWORK. More than 150 independent software and service providers have become Omega Research Solution Providers. Omega Research Solution Providers add value to the Omega Research Platform by either offering complementary software applications compatible with an Omega Research product or by providing an educational or support service which enhances a customer's use of a Company product. A number of the Omega Research Solution Providers have developed products that operate only in conjunction with an Omega Research product. The Company permits each Omega Research Solution Provider to use an Omega Research Solution Provider logo on a royalty-free basis so that the solution provider can advertise to potential customers that its product or service is compatible with the applicable Omega Research product(s) or useful to Omega Research customers.

PRODUCT DEVELOPMENT

     The Company believes that its future success depends in part on its ability to maintain and improve its core software technologies, and enhance its existing products and develop new products that meet an expanding range of customer requirements. To date, the Company has relied primarily on internal development of its products, all of which are currently 16-bit Windows applications. The Company performs all quality assurance and develops documentation and other training materials internally. In 1996 and the six-month period ended June 30, 1997, product development expenses were approximately $1.0 million and approximately $843,000, respectively.

     The Company views its product development cycle as a four-step process to achieve technical feasibility. The first step is to conceptualize in detail the defining features and functions that the targeted investor group requires from the product, and to undertake a cost-benefit analysis to determine the proper scope and integration of such features and functions. Once the functional requirements of the product have been determined, the second step is to technically design the product. The third step is the detailed implementation, or software engineering, of this technical design. The fourth step is rigorous quality assurance testing to ensure that the final product generally meets the functional requirements determined in the first step. Several product refinements are typically added in the quality assurance phase of development. Once this process is completed, technological feasibility has been achieved and the working model is available for final testing.

     The Company is currently developing the next version of TRADESTATION. This version will be a 32-bit version which is intended ultimately to support a network environment, which would technically enable the marketing of TRADESTATION by the Company directly to the institutional investor market. The Company is also working to develop 32-bit versions of its other principal products. The Company is currently considering additional enhancements to its product line, including increased interactivity between TRADESTATION and OPTIONSTATION, historical data enhancement products and services, and a software solution which offers additional trading system design, testing and automation capabilities for the equities investor.

     The market for investment analysis software is characterized by rapidly changing technology, evolving industry standards in computer hardware, programming tools, programming languages, operating systems, database technology and information delivery systems, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success will depend upon its ability to maintain and develop competitive technologies, to continue to enhance its current products and to develop and introduce new products in a timely and cost-effective manner that meet changing conditions such as evolving customer needs, new competitive product offerings, emerging industry standards and changing technology. There can be no assurance that the Company will be able to develop and market, on a timely basis, if at all, product enhancements or new products that respond to changing market conditions or that will be accepted by investors. Any failure by the Company to anticipate or to respond quickly to changing market conditions, or any significant delays in product development or introduction, could cause customers to delay or decide against purchases of the Company's products and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Rapid Technological Change and Dependence on New Products" and "-- Dependence Upon Microsoft's Windows Operating System."

CUSTOMER SUPPORT AND TRAINING

     The Company believes that customer support and product-use training is critical to creating, maintaining and increasing customer satisfaction with the Company's products. The Company provides customer support and product-use training in the following ways:

     CUSTOMER SUPPORT. The Company provides technical support to its customers by telephone, fax and electronic mail. Although the majority of these services are provided during the first sixty days of ownership of a Company product, Omega Research voluntarily provides technical support for each product, free-of-charge, generally until the product's next version is released. The Company has substantially increased its technical support staff, which has grown approximately 70% since December 31, 1995 and approximately 50% since December 31, 1996. The Company has also recently increased available hours of telephone and electronic mail customer support.

     PRODUCT-USE TRAINING. The Company considers product-use training important in trying to ensure that its customers develop the ability to use Omega Research's products as fully and effectively as is possible. The Company has devoted considerable efforts to improve the user-education manuals and videos generally included with its products. In addition, the Company has recently embarked on a training seminar program to better educate its customers, which consists of fee-based seminars to be conducted in various U.S. cities.

COMPETITION

     The market for investment analysis software is intensely competitive and rapidly changing. The Company believes that due to anticipated growth of the market for investment analysis software, and other factors, competition will substantially increase and intensify in the future. The Company believes its ability to compete will depend upon many factors both within and outside its control, including the timing and market acceptance of new products and enhancements developed by the Company and its competitors, product functionality, data availability, ease of use, pricing, reliability, customer service and support, sales and marketing efforts and product distribution channels. The Company believes that it currently competes favorably overall with respect to these factors.

     The Company faces direct competition from several publicly-traded and privately-held companies. The Company's principal competitors include AIQ, Aspen Graphics, Equis International, Inc. (Metastock), a subsidiary of Reuters, Market Arts, Inc. (Window on Wall Street) and TeleChart 2000. The Company also competes with investment analysis solutions available on the Internet, some of which are available for free. In addition, the Company faces competition from data vendors, all of which offer investment analysis software products, and which are the Company's existing and potentially future strategic partners. As a result, the Company must educate prospective customers as to the potential advantages of the Company's products, and continue to offer solutions not offered by major data vendors. There can be no assurance that the Company will be able to compete effectively with its competitors, adequately educate potential customers to the benefits that the Company's products provide, or continue to offer such software solutions.

     Many of the Company's existing and potential competitors, which include large, established software companies which do not currently focus on the investment analysis software market, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than has the Company. One or more of these competitors may be able to respond more quickly to new or emerging technologies or changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than may the Company. There can be no assurance that the Company's existing or potential competitors will not develop products comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, results of operations and financial condition. See "Risk Factors -- Competition."

INTELLECTUAL PROPERTY

     The Company's success is heavily dependent on its proprietary technology. The Company views its software as proprietary, and relies on a combination of copyright, trade secret and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to establish and protect its proprietary rights. The Company has no patents or patents pending, and has not to date registered any of its copyrights. The Company has obtained registrations in the United States and Canada for the trademark TRADESTATION, and registrations in the United States for the trademarks OPTIONSTATION and SUPERCHARTS, and is seeking registrations in the United States for the trademarks Omega Research and certain Omega Research designs and logos. The Company uses a shrink-wrap license (typically on its packaging and on-screen) directed to users of its products in order to protect its copyrights and trade secrets and to prevent such users from commercially exploiting such copyrights and trade secrets for their own gain. Since these licenses are not signed by the licensees, many authorities believe that they may not be enforceable under many state laws and the laws of many foreign jurisdictions. The laws of Florida, which such licenses purport to make the governing law, are unclear on this subject.

     Despite the Company's efforts to protect its proprietary rights, unauthorized parties copy or otherwise obtain, use or exploit the Company's products or technology independently. Policing unauthorized use of the Company's products is difficult, and the Company is unable to determine the extent to which piracy of its software products exists. Piracy can be expected to be a persistent problem, particularly in international markets and as a result of the growing use of the Internet. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries, including some in which the Company may attempt to expand its sales efforts. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies or products.

     There has been substantial litigation in the software industry involving intellectual property rights. The Company does not believe that it is infringing the intellectual property rights of others, although there exists a competing trademark application for the name WALL STREET ANALYST which claims prior use. There can be no assurance that infringement claims would not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to the extent that the Company acquires or licenses a portion of the software or data included in its products from third parties, its exposure to infringement actions may increase because the Company must rely upon such third parties for information as to the origin and ownership of such acquired or licensed software or data. In the future, litigation may be necessary to establish, enforce and protect trade secrets, copyrights, trademarks and other intellectual property rights of the Company. The Company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Any such litigation could be costly and divert management's attention, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties, which could be expensive, or prevent the Company from selling its products or using its trademarks, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Protection of Intellectual Property."

EMPLOYEES

     As of June 30, 1997, the Company had 122 full-time employees consisting of 25 in product development (including product development, management, documentation and quality assurance), 77 in sales and marketing (including sales, marketing, customer support and order fulfillment), and 20 in general administration (including executive management, finance and administration). The Company's employees are not represented by any collective bargaining organization, and the Company has never experienced a work stoppage and considers its relations with its employees to be good.

     The Company's future success depends, in significant part, upon the continued service of its key senior management, technical and sales and marketing personnel. The loss of the services of one or more of these key employees, including William Cruz or Ralph Cruz, the Company's Co-Chief Executive Officers, or Peter A. Parandjuk, the Company's Vice President of Product Development, would have a material adverse effect on the Company. There can be no assurance that the Company will be able to retain its key personnel. Departures and additions of personnel, to the extent disruptive, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Key Employees."

FACILITIES

     The Company's corporate headquarters are located in Miami, Florida, in a leased facility consisting of approximately 17,300 square feet of office space occupied under a lease which commenced in February 1997 and which expires in August 2002. The Company also leases warehouse space consisting of approximately 4,800 square feet, which is used for fulfillment of orders. The warehouse lease expires in May 1998. The Company has also recently leased approximately 1,100 square feet of space in Boca Raton, Florida from which the Company intends to conduct certain quality assurance operations relating to the historical database included within its products. Such lease expires in June 1998, and the Company has a one-year renewal option. The Company's corporate headquarters contain all of the Company's facilities except for fulfillment and such quality assurance operations. The Company believes that its existing facilities are adequate to support its existing operations and that, if needed, it will be able to obtain suitable additional facilities on commercially reasonable terms.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

NAME                 AGE    POSITION WITH THE COMPANY
----                 ---    -------------------------
William R. Cruz       36    Co-Chairman of the Board, Co-Chief Executive Officer and
                            President
Ralph L. Cruz         33    Co-Chairman of the Board and Co-Chief Executive Officer
Peter A. Parandjuk    35    Vice President of Product Development and Director
Salomon Sredni        30    Vice President of Operations, Chief Financial Officer, Treasurer
                            and Director
Marc J. Stone         36    Vice President of Corporate Planning and Development, General
                            Counsel, Secretary  and Director

     WILLIAM R. CRUZ co-founded the Company in 1982 and has been its President and a director since that time. Mr. Cruz was appointed Co-Chief Executive Officer of the Company in 1996. Mr. Cruz studied classical violin at the University of Miami, which he attended on a full scholarship, and Julliard School of Music. Mr. Cruz left Julliard School of Music prior to graduation to co-found the Company. Mr. Cruz has won numerous classical violin competitions. Mr. Cruz has been primarily responsible for the conception and management of the Company's products and product strategies.

     RALPH L. CRUZ co-founded the Company in 1982 and has been a director since that time. Mr. Cruz was Vice President of the Company from 1982 until 1996, at which time he was appointed Co-Chief Executive Officer. Mr. Cruz studied classical violin at the University of Miami, which he attended on a full scholarship, and Indiana University. Mr. Cruz left Indiana University prior to graduation to devote full time to the Company. Mr. Cruz has won numerous classical violin competitions. Mr. Cruz has been primarily responsible for the Company's marketing strategies.

     PETER A. PARANDJUK joined the Company in 1988 as a software engineer, became the Company's senior software engineer in 1991, was appointed Vice President of Product Development in January 1995 and was named a director of the Company in July 1997. Mr. Parandjuk received a bachelor's degree in Applied Mathematics from the State University of New York at Buffalo.

     SALOMON SREDNI joined the Company in December 1996 as its Vice President of Operations and Chief Financial Officer and was named Treasurer and a director of the Company in July 1997. From August 1994 to November 1996, Mr. Sredni was Vice President of Accounting and Corporate Controller at IVAX Corporation, a publicly-held pharmaceutical company. Prior to that time, from January 1988 to August 1994, Mr. Sredni was with Arthur Andersen LLP, an international accounting firm. Mr. Sredni is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Sredni has a bachelor's degree in Accounting from The Pennsylvania State University.

     MARC J. STONE joined the Company in May 1997 as its Vice President of Corporate Planning and Development, General Counsel and Secretary and was named a director of the Company in July 1997. From January 1993 to May 1997, Mr. Stone was a partner at the law firm of Rubin Baum Levin Constant Friedman & Bilzin ("Rubin Baum"), which serves as the Company's regular outside counsel. Prior to that time, from 1985 to 1992, Mr. Stone was an associate with that law firm. Mr. Stone remains of counsel to Rubin Baum. Mr. Stone has a bachelor's degree in English and American Literature from

Brown University, and received his law degree from University of California (Boalt Hall) School of Law at Berkeley.

INDEPENDENT DIRECTORS; COMMITTEES OF THE BOARD OF DIRECTORS

     The Company intends to add two nonemployee, independent members to its Board of Directors ("independent directors") within 90 days following the date of this Prospectus.

     At the time of the appointment of the independent directors, the Company's Board of Directors will establish an Audit Committee, the majority of the members of which will be independent directors, and a Compensation Committee, all the members of which will be independent directors. The Audit Committee will recommend the annual engagement of the Company's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments, related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company's internal control procedures. The Compensation Committee will determine executive officers' salaries and bonuses and administer the Incentive Stock Plan and the Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company did not have a Compensation Committee during its last completed year. The compensation of the Company's executive officers was determined by William Cruz and Ralph Cruz, as the Company's sole members of its Board of Directors, for this period.

     For information concerning cash dividends paid by the Company to its current shareholders in 1994, 1995, 1996 and the first six months of 1997, the dividend of the Company's former office facilities declared in the second quarter of 1997, and the Dividend to be paid by the Company in 1997 to its current shareholders and the Tax Agreement to be entered into between the Company and such shareholders, see "Dividend Policy," "Distribution of S Corporation Earnings," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

DIRECTOR COMPENSATION

     The Company currently expects that directors who are not employees or officers of the Company will receive $750 for attendance at each meeting of the Board of Directors. Each such director will also receive an option to purchase 12,000 shares of Common Stock upon initial election as a director of the Company, and an option to purchase 3,000 shares of Common Stock upon each re-election as a director at the Company's annual meeting of shareholders. Directors may also be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company will not receive additional compensation for service as a director. See "Management -- Other Compensation Arrangements."

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company in the year ended December 31, 1996 by the co-chief executive officers of the Company and the Company's two other most highly compensated executive officers whose aggregate annual compensation exceeded $100,000 (together, the "Named Executive Officers"). The Company does not have a pension plan or a long-term incentive plan, has not issued any restricted stock awards and has not granted any stock appreciation rights prior to this offering. The value of all perquisites and other personal benefits received by each Named Executive Officer did not exceed 10% of the Named Executive Officer's total annual salary.

                           SUMMARY COMPENSATION TABLE

                                                             LONG-TERM
                                                            COMPENSATION
                                                               AWARDS
                                                            ------------
                                  ANNUAL COMPENSATION        SECURITIES
                             ---------------------------     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION     SALARY          BONUS          OPTIONS    COMPENSATION(1)
---------------------------  -----------     -----------    ------------  ---------------
William R. Cruz ........     $ 90,000(2)     $   --              --         $  4,320
   Co-Chief Executive
   Officer and President

Ralph L. Cruz ..........       90,000(2)         --              --            4,320
   Co-Chief Executive
   Officer

Peter A. Parandjuk .....      116,990          78,948(3)      250,000          5,700
   Vice President of
   Product Development

Salomon Sredni .........       10,833(4)         --           140,000           --
   Vice President of
   Operations, Chief
   Financial Officer and
   Treasurer

----------------------
(1) Represents 401(k) Plan Company contributions on behalf of the Named Executive Officer.
(2) In December 1996, his annual base salary was increased to $150,000.
(3) $26,491 of this amount was earned in 1996 but paid in 1997.
(4) Mr. Sredni joined the Company in December 1996. His annual base salary for 1996 was $130,000.

  OPTION GRANTS. The following table summarizes the options which were granted during the fiscal year ended December 31, 1996 to the Named Executive Officers.

                                                    OPTION GRANTS IN 1996

                                           INDIVIDUAL GRANTS
                       ----------------------------------------------------------
                                    % OF TOTAL                                                      POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF    OPTIONS                 MARKET                   VALUE AT         ASSUMED ANNUAL RATES OF
                        SECURITIES  GRANTED TO  EXERCISE    PRICE ON                 GRANT-DATE       STOCK PRICE APPRECIATION
                        UNDERLYING  EMPLOYEES    OR BASE     GRANT                  MARKET PRICE          FOR OPTION TERM(1)
                         OPTIONS    IN FISCAL    PRICE       DATE      EXPIRATION   ------------    -----------------------------
NAME                    GRANTED(2)     YEAR     ($)/(SH)  ($)/(SH)(3)     DATE          0%($)          5%($)             10%($)
----                   -----------  ----------  --------  -----------  ----------   ------------    ----------        -----------
William R. Cruz......      ---         ---         ---        ---        ---             ---            ---               ---

Ralph L. Cruz........      ---         ---         ---        ---        ---             ---            ---               ---

Peter A. Parandjuk...    250,000       43.0%      $1.25      $1.75     11/30/06      $ 125,000       $400,141          $822,262

Salomon Sredni.......    140,000       24.1        1.25       1.75     11/30/06         70,000        224,079           460,467

-------------------
(1) Potential realizable value is based on the assumption that the Common Stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.
(2) These options vest over five years and have a term of ten years from the date of grant, subject to acceleration under certain circumstances.
(3) Prior to this offering, there has been no public market for the Common Stock of the Company. The Market Price on Grant Date is based on the Board of Director's determination of the fair market value of the Common Stock on the date of grant of the option.

  OPTION EXERCISES AND UNEXERCISED OPTION HOLDINGS. The following table provides information regarding the value of all unexercised options held at December 31, 1996 by the Named Executive Officers. No Named Executive Officer exercised any stock options during the fiscal year ended December 31, 1996.

          AGGREGATE OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

                                          NUMBER OF
                                    SECURITIES UNDERLYING                    VALUE OF UNEXERCISED
                                    UNEXERCISED OPTIONS AT                  IN-THE-MONEY OPTIONS AT
                                     DECEMBER 31, 1996(#)                  DECEMBER 31, 1996 ($)(1)
                               --------------------------------        --------------------------------
NAME                           EXERCISABLE        UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE
----                           -----------        -------------        -----------        -------------
William R. Cruz.............       ---                 ---                 ---                  ---

Ralph L. Cruz...............       ---                 ---                 ---                  ---

Peter A. Parandjuk..........       ---               250,000               ---               $187,500

Salomon Sredni..............       ---               140,000               ---                105,000

-------------------
(1) There was no public trading market for the Common Stock as of December 31, 1996. Accordingly, these values have been calculated based on a price of $2.00 per share, the Board of Director's determination of the fair market value of the Common Stock as of December 31, 1996, minus the applicable per share exercise price.

                                       49

OTHER COMPENSATION ARRANGEMENTS

     1996 INCENTIVE STOCK PLAN. The Incentive Stock Plan, pursuant to which officers, employees and nonemployee consultants may be granted stock options, stock appreciation rights, stock awards, performance shares and performance units, was adopted by the Board of Directors and approved by the shareholders in June 1996. The Company has reserved 3,000,000 shares of Common Stock for issuance under the Incentive Stock Plan, subject to antidilution adjustments.

     The Incentive Stock Plan has been administered by the Board of Directors of the Company, but upon completion of this offering and establishment of the Compensation Committee of the Board of Directors (the "Committee"), the Incentive Stock Plan will be administered by the Committee, whose members must qualify as "nonemployee directors" (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended). The Board of Directors or the Committee is authorized to determine, among other things, the employees to whom, and the times at which, options and other benefits are to be granted, the number of shares subject to each option, the applicable vesting schedule and the exercise price (provided that, for incentive stock options, the exercise price shall not be less than 100% of the fair market value of the Common Stock on the date of grant). The Committee will also determine the treatment to be afforded to a participant in the Incentive Stock Plan in the event of termination of employment for any reason, including death, disability or retirement. Under the Incentive Stock Plan the maximum term of an incentive stock option is ten years and the maximum term of a nonqualified stock option is fifteen years.

     The Board of Directors has the power to amend the Incentive Stock Plan from time to time. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the Incentive Stock Plan's status as a protected plan under applicable securities laws or as a qualified plan under applicable tax laws.

     As of July 21, 1997, options to purchase 891,250 shares were outstanding under the Incentive Stock Plan, of which options to purchase 530,000 shares had been granted to executive officers of the Company. The Company intends to issue options to purchase up to an additional 150,000 shares on or prior to the date of this Prospectus to certain employees (excluding executive officers), of which approximately 100,000 shares will be granted at an exercise price equal to the initial public offering price. Of the options granted to executive officers, options to purchase 250,000 shares were granted to Peter A. Parandjuk, the Company's Vice President of Product Development, at an exercise price of $1.25 per share; options to purchase 140,000 shares were granted to Salomon Sredni, the Company's Vice President of Operations, Chief Financial Officer and Treasurer, at an exercise price of $1.25 per share; and options to purchase 140,000 shares were granted to Marc J. Stone, the Company's Vice President of Corporate Planning and Development, General Counsel and Secretary, at an exercise price of $3.00 per share. All options granted under the Incentive Stock Plan vest at the rate of 20% per year and have a total term of ten years. The options granted to Messrs. Parandjuk, Sredni and Stone immediately vest and become exercisable upon termination of employment due to death or permanent disability, or upon a sale or a change in control of the Company, and, in the case of Mr. Parandjuk, upon termination of employment by the Company without cause. The options to purchase the shares granted under the Incentive Stock Plan outstanding as of July 21, 1997 have a weighted average exercise price of $1.84 per share. See Note 4 of Notes to Financial Statements.

     1997 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN. The Director Stock Plan, pursuant to which annual grants of a nonqualified stock option will be made to each nonemployee director of the Company, was adopted by the Board of Directors and approved by the shareholders in July 1997. Upon initial election to the Board of Directors, each nonemployee director will be granted an option to purchase 12,000 shares of Common Stock. Upon each re-election to the Board of Directors at the annual meeting of shareholders, each nonemployee director will be granted an additional option to purchase 3,000 shares of Common Stock. Each option will be granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options will have a term of ten years and will vest in equal installments over three years. The Company has reserved 175,000 shares of Common Stock for issuance under the Director Stock Plan, subject to antidilution adjustments. No options have yet been granted under the Director Stock Plan.

     The Board of Directors has the power to amend the Director Stock Plan from time to time. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the Director Stock Plan's status as a protected plan under applicable securities laws.

     1997 EMPLOYEE STOCK PURCHASE PLAN. The Purchase Plan was adopted by the Board of Directors and approved by the Company's shareholders in July 1997. The Purchase Plan provides for the issuance of a maximum of 500,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

     The Purchase Plan will be administered by the Compensation Committee of the Board of Directors. All employees of the Company whose customary employment is more than 20 hours per week and for more than five months in any calendar year and who have completed at least three months of employment are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the Company's stock and all nonemployee directors of the Company may not participate in the Purchase Plan. To participate in the Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent nor more than ten percent of a participant's total cash compensation) from his or her pay during six-month periods (each a "Plan Period"). The maximum number of shares of Common Stock an employee may purchase in any Plan Period is 500 shares. The exercise price for the option for each Plan Period is 85% of the lesser of the market price of the Common Stock on the first or last business day of the Plan Period. If an employee is not a participant on the last day of the Plan Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the Purchase Plan.

     The Board of Directors has the power to amend or terminate the Purchase Plan. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the Purchase Plan's status as a protected plan under applicable securities laws or as a qualified plan under applicable tax laws.

     401(K) PLAN. The Company has a defined contribution retirement plan which complies with Section 401(k) of the Code. All employees with at least one year of continuous service (the Company intends to change this requirement from one year to three months) are eligible to participate and may contribute up to 15% of their compensation. Company contributions vest over a five-year period. Company contributions charged against income were $23,000, $16,000 and $62,000 in 1994, 1995 and 1996, respectively.

     EMPLOYEE BONUS PROGRAMS. The Company had an informal profit-sharing incentive program (the "Profit-Sharing Program"), which was discontinued by the Company effective July 1, 1997. Under the Profit-Sharing Program, the Company made discretionary quarterly distributions to its employees based on the Company's attainment of specified percentage increases in net sales. Company payments to employees under the Profit-Sharing Program for the years ended December

31, 1994, 1995, 1996, and the six months ended June 30, 1997, amounted to $81,000, $20,000, $423,000 and $277,000, respectively. Prior to the end of the fiscal quarter ending September 30, 1997, the Company intends to institute an informal quarterly performance bonus incentive program, pursuant to which cash bonuses may be paid to employees (including executive officers) based on the attainment of certain pre-set objectives tied to individual and departmental performance. Such bonuses will ultimately be payable solely at the discretion of the Company.

NON-COMPETITION AGREEMENTS

     All executive officers have entered into agreements with the Company which generally contain certain non-competition, non-disclosure and non-solicitation restrictions and covenants, including a provision prohibiting such officers from competing with the Company during their employment with the Company and for a period of two years thereafter.

                              CERTAIN TRANSACTIONS

     For information concerning cash dividends paid by the Company to its shareholders in 1994, 1995, 1996 and the first six months of 1997, the dividend of the Company's former office facilities to William Cruz and Ralph Cruz declared in the second quarter of 1997, and the Dividend to be paid by the Company in 1997 to its current shareholders and the Tax Agreement to be entered into between the Company and such shareholders, see "Dividend Policy" and "Distribution of S Corporation Earnings."

     Marc J. Stone, the Company's Vice President of Corporate Planning and Development, General Counsel and Secretary and a director, was a partner in the law firm of Rubin Baum Levin Constant Friedman & Bilzin until immediately prior to joining the Company in May 1997 and remains of counsel to that firm. Rubin Baum has acted as the Company's regular outside legal counsel since 1994. The total fees and costs paid by the Company to Rubin Baum in 1994, 1995, 1996 and the first six months of 1997 were approximately $35,000, $63,000, $34,000 and $50,000, respectively. The Company believes that the fees paid to Rubin Baum are no less favorable to the Company than could be obtained from other comparable law firms in the Miami area.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 21, 1997, and as adjusted for the sale of the shares offered hereby, by (i) each shareholder of the Company who beneficially owns more than 5% of the Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and executive officers of the Company as a group. Except as otherwise described in the footnotes below, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares. The address of each person who beneficially owns more than 5% of the Common Stock is the Company's principal executive office.

                                           SHARES                                                 SHARES
                                     BENEFICIALLY OWNED                                    BENEFICIALLY OWNED
      EXECUTIVE OFFICERS,           PRIOR TO OFFERING(1)                                 AFTER OFFERING (1) (2)
        DIRECTORS AND              ----------------------          NUMBER OF          ----------------------------
       5% SHAREHOLDERS                NUMBER      PERCENT      SHARES OFFERED(2)        NUMBER             PERCENT
----------------------------       ------------   -------      -----------------      ----------           -------
William R. Cruz                    9,740,000(3)     50.0%           550,000            9,190,000            41.6%

Ralph L. Cruz                      9,740,000(4)     50.0            550,000            9,190,000            41.6

Peter A. Parandjuk                     --             --                 --               --                  --

Salomon Sredni                         --             --                 --               --                  --

Marc J. Stone                          --             --                 --               --                  --

All executive officers and
directors as a group
(5 persons)(5)                    19,480,000         100%         1,100,000           18,380,000            83.2%

--------------------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares.
(2) Assumes no exercise of the Underwriters' over-allotment option to purchase on a pro rata basis up to an aggregate of 555,000 additional shares of Common Stock, 390,000 additional shares from the Company and 165,000 additional shares from the Selling Shareholders. If the over-allotment option is exercised in full, each of William R. Cruz and Ralph L. Cruz could sell an additional 82,500 shares beneficially owned by him, reducing the percentage of shares beneficially owned by each of William R. Cruz and Ralph
    L. Cruz to 40.5%. Any shares sold by the Selling Shareholders pursuant to the over-allotment option will be sold equally by William R. Cruz and Ralph
    L. Cruz.
(3) Includes 1,950,000 shares held by the Ralph L. Cruz 1997 Grantor Retained Annuity Trust #1 as to which William R. Cruz possesses voting and dispositive powers as trustee under the trust. Such trust provides for annual distributions of principal and income to Ralph L. Cruz for five years, and thereafter any remainder interest is payable to the Ralph L. Cruz 1997 Family Trust for the benefit of certain family members and/or charitable organizations.
(4) Includes 1,950,000 shares held by the William R. Cruz Grantor Retained Annuity Trust #1 as to which Ralph L. Cruz possesses voting and dispositive powers as trustee under the trust. Such trust provides for annual distributions of principal and income to William R. Cruz for five years, and thereafter any remainder interest is payable to the William R. Cruz 1997 Family Trust for the benefit of certain family members and/or charitable organizations. Also includes 389,600 shares owned beneficially and of record by Michelle Cruz, the spouse of Ralph L. Cruz, with respect to which Ralph
    L. Cruz has no investment or voting power and disclaims beneficial ownership.
(5) See other footnotes above. Does not include options held by officers and directors which are not exercisable within 60 days of the date of this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 125 million shares, of which 100 million shares are Common Stock, par value $0.01 per share, and 25 million shares are preferred stock, par value $0.01 per share. As of July 21, 1997, there were 19,480,000 shares of Common Stock outstanding held of record by five shareholders, and no shares of preferred stock outstanding. See "Principal and Selling Shareholders." After completion of this offering, 22,080,000 shares of Common Stock will be issued and outstanding.

     The following description of the capital stock of the Company and certain provisions of the Company's Articles and Bylaws is a summary and is qualified in its entirety by the provisions of the Articles and Bylaws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

COMMON STOCK

     The issued and outstanding shares of Common Stock are, and the Common Stock to be sold by the Company and the Selling Shareholders in this offering will be, validly issued, fully paid and nonassessable. Subject to the rights of holders of preferred stock which may be issued in the future, the holders of outstanding Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro rata, the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting in the election of directors.

PREFERRED STOCK

     The Company's Articles authorize the Board of Directors to issue the preferred stock in classes or series and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the amounts payable upon liquidation, the price and terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of shares, voting and preemptive rights and other terms. The Company may issue, without approval of the holders of Common Stock, preferred stock which has voting, dividend or liquidation rights superior to the Common Stock and which may adversely affect the rights of holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and could have the effect of discouraging, delaying, deferring or preventing a change in control of the Company. The Company has no present intention to issue any preferred stock.

CERTAIN PROVISIONS OF FLORIDA LAW

     The Company is subject to Sections 607.0901 and 607.0902 of the Florida Business Corporation Act. In general, Section 607.0901 restricts the ability of a greater than 10% shareholder of a company to engage in a wide range of specified transactions between such company and such shareholder or a person or entity controlled by or controlling such shareholder. The statute provides that such a transaction must be approved by the affirmative vote of the holders of two-thirds of such company's voting shares, other than the shares beneficially owned by the interested shareholder, unless it is approved by a majority of the disinterested directors. Section 607.0902 restricts the ability of a third party to effect an unsolicited change in control of a company. In general, the statute provides that, unless approved by the board of directors of the company, shares acquired in a transaction which effects a certain threshold change in the ownership of a company's voting shares (a "control share acquisition") have the same voting rights as shares held by the acquiring person prior to the acquisition only to the extent granted by a resolution adopted by shareholders in a prescribed manner. These statutory provisions have an anti-takeover effect by deterring unsolicited offers or delaying changes in control or management of the Company.

CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Articles and Bylaws contain a number of provisions related to corporate governance and to the rights of shareholders. In particular, the Bylaws provide that shareholders are required to follow an advance notification procedure for certain shareholder nominations of candidates for the Board of Directors and for certain other shareholder business to be conducted at any meeting of the shareholders. The Articles provide that special meetings of the shareholders may only be called by the Board of Directors or by holders of not less than 50% of the outstanding voting shares of the Company. The Articles require that, upon completion of this offering, any actions to be taken by the shareholders of the Company may be taken only upon the vote of the shareholders at a meeting and may not be taken by written consent. The existence of these provisions in the Company's Articles and Bylaws may have the effect of discouraging a change in control of the Company and limiting shareholder participation in certain transactions or circumstances by limiting shareholders' participation to annual and special meetings of shareholders and making such participation contingent upon adherence to certain prescribed procedures. The affirmative vote of the holders of shares equal to at least 66 2/3% of the outstanding capital stock is required to amend or repeal these provisions.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Articles contain a provision eliminating the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Florida Business Corporation Act. This provision in the Articles does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Florida law. Each director will continue to be subject to liability for breach of a director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, and for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Company's Articles and Bylaws provide that the Company will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by law. The Company's Bylaws also permit it to secure insurance on behalf of any person it is required or permitted to indemnify for any liability arising out of his or her actions in such capacity, regardless of whether the Articles or Bylaws would permit indemnification. The Company intends to obtain liability insurance for its directors and officers.

     In addition to the indemnification provided for in the Company's Articles and Bylaws, the Company will enter into agreements to indemnify its directors and its executive officers. These agreements will, among other things, indemnify the Company's directors and executive officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by the Company or any third person) and liabilities of any type whatsoever (including, but not limited to, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such persons in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of the Company, arising out of such persons' services as a director, officer, employee or other agent of the Company, any subsidiary of the Company or any other company or enterprise to which such persons provide services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock will be American Stock Transfer & Trust Company, New York, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of this offering, the Company will have 22,080,000 shares of Common Stock outstanding, of which 3,700,000 (4,255,000 if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or registration under the Securities Act, except for any shares purchased by an affiliate of the Company (in general, a person who has a control relationship with the Company), which will be subject to the limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). All of the remaining 18,380,000 outstanding shares of Common Stock are deemed to be "restricted securities," as that term is defined in Rule 144. Beginning 180 days after the date of this Prospectus, upon the expiration of lock-up agreements with the Underwriters (described below), all of such restricted securities will be available for sale subject to compliance with Rule 144 volume and other requirements.

     The current shareholders, officers and directors of the Company have agreed for a period of 180 days after the date of this Prospectus that they will not, subject to certain exceptions, directly or indirectly offer, sell, contract to sell, grant any option to purchase, pledge, or otherwise dispose of or transfer, any shares of Common Stock, or any securities convertible into or exchangeable for, or any rights to purchase or acquire, shares of Common Stock, now owned or hereafter acquired directly by such holders or with respect to which they now have or hereafter acquire the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC, which may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Underwriting."

     In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated) who owns shares that were last acquired from the issuer or an affiliate of the issuer at least one year prior to a proposed sale is entitled to sell, within any three-month period, a number of shares which does not exceed the greater of 1% of the then-outstanding shares of the Company's Common Stock (220,800 shares immediately after this offering) or the average weekly trading volume of the Company's Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a proposed sale, and who owns restricted securities that were last acquired from the issuer or an affiliate of the issuer at least two years prior to a proposed sale, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

     The Company is authorized to issue up to 3,000,000 shares of Common Stock under the Incentive Stock Plan, up to 175,000 shares under the Director Stock Plan and up to 500,000 shares under the Purchase Plan. As of July 21, 1997, options to purchase 891,250 shares were outstanding under the Incentive Stock Plan, none of which is currently exercisable, and no shares had been issued under the Director Stock Plan or the Purchase Plan. The Company intends to issue options to purchase up to an additional 150,000 shares under the Incentive Stock Plan on or prior to the date of this Prospectus. See "Management -- Other Compensation Arrangements." The Company intends to file one or more registration statements under the Securities Act covering the issuance or resale of these shares of Common Stock promptly following the closing of this offering. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, subject to vesting restrictions and the lock-up arrangements described above.

     No predictions can be made of the effect, if any, that the availability of shares for sale or the actual sale of shares will have on market prices prevailing from time to time. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC, Lehman Brothers Inc. and Hambrecht & Quist LLC (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                         NUMBER
                           UNDERWRITER                                 OF SHARES
                           -----------                                 ---------

Robertson, Stephens & Company LLC................................
Lehman Brothers Inc..............................................
Hambrecht & Quist LLC............................................

                                                                       ---------
Total............................................................      3,700,000
                                                                       =========

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price, less a concession of not more than $            per
share, of which $           per share may be reallowed to other dealers. After
the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives.

     The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 555,000 shares of Common Stock at the same price per share as the Company and the Selling Shareholders receive for the 3,700,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 3,700,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 3,700,000 shares are being sold. The Company and the shareholders subject to such over-allotment option will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and liability arising from breaches of representations and warranties contained in the Underwriting Agreement.

     All current shareholders, officers and directors of the Company have agreed with the Representatives that, until 180 days from the date of this Prospectus, subject to certain limited exceptions, they will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, pledge, or otherwise dispose of or transfer, any shares of Common Stock, or any securities convertible into or exchangeable for, or any rights to purchase or acquire, shares of Common Stock, now owned or hereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC. Robertson, Stephens & Company LLC may, in its sole discretion, without notice, release all or any portion of the securities subject to lock-up agreements. See "Shares Eligible for Future Sale." All of such shares will be eligible for immediate public sale following expiration of the lock-up period, subject to Rule 144. In addition, the Company has agreed, until 180 days from the date of this Prospectus, the Company will not, without the prior written consent of Robertson, Stephens & Company LLC, subject to certain exceptions, sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options, or the Company's grant of options and issuance of stock under existing stock option or stock purchase plans. See "Shares Eligible for Future Sale."

     The Representatives have advised the Company and the Selling Shareholders that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     Certain persons participating in this offering may overallot or affect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, affecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected, where permitted, on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

     The Underwriters have reserved for sale, at the initial public offering price, up to 4.9% of the shares of Common Stock offered hereby for employees of the Company and certain individuals who have expressed an interest in purchasing shares of Common Stock in this offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined through negotiations among the Company, the Selling Shareholders and the Representatives. The material factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company for recent periods, market valuations of other companies that the

Company, the Selling Shareholders and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors. There can be no assurance that an active or orderly trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial trading price. See "Risk Factors -- No Prior Market for the Common Stock; Possible Volatility of Share Price" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common Stock offered hereby are being passed upon for the Company by Rubin Baum Levin Constant Friedman & Bilzin, Miami, Florida. Marc J. Stone, the Company's Vice President of Corporate Planning and Development, General Counsel and Secretary and a director, is currently of counsel to Rubin Baum and was previously a partner at that firm. See "Certain Transactions." Certain legal matters in connection with this offering will be passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                     EXPERTS

     The financial statements included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, IL 60661, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Registration Statement and the exhibits thereto may also be accessed through the EDGAR terminals in the Commission's public reference facilities in Washington, D.C. or through the World Wide Web at http://www.sec.gov.

                              OMEGA RESEARCH, INC.
                              --------------------

                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------

                                                                           PAGE
                                                                           ----

Report of Independent Certified Public Accountants                          F-2

Balance Sheets as of December 31, 1995 and 1996 and
    June 30, 1997 (unaudited)                                               F-3

Statements of Income for the years ended December 31, 1994,
    1995 and 1996 and the six months ended June 30, 1996 and
    1997 (unaudited)                                                        F-4

Statements of Shareholders' Equity for the years ended
    December 31, 1994, 1995 and 1996 and the six months ended
    June 30, 1997 (unaudited)                                               F-5

Statements of Cash Flows for the years ended December 31, 1994,
    1995 and 1996 and the six months ended June 30, 1996 and 1997
    (unaudited)                                                             F-6

Notes to Financial Statements                                               F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------

To the Shareholders of
    Omega Research, Inc.:

We have audited the accompanying balance sheets of Omega Research, Inc. (a Florida corporation) as of December 31, 1995 and 1996, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Omega Research, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/ ARTHUR ANDERSEN
--------------------------------
    Arthur Andersen

Miami, Florida,
    March 28, 1997 (except with respect to the matters discussed in Note 7, as to which the date is July 17, 1997).


                              OMEGA RESEARCH, INC.
                              --------------------

                                 BALANCE SHEETS
                                 --------------

                                                                               DECEMBER 31,                   JUNE 30, 1997
                                                                      ----------------------------      ---------------------------
                                        ASSETS                             1995            1996         HISTORICAL       PRO FORMA
                                        ------                        -------------    -----------      ------------   ------------
                                                                                                        (Unaudited)     (Unaudited)
                                                                                                                          (Note 8)
CURRENT ASSETS:
    Cash and cash equivalents                                         $    311,468     $    141,633    $    263,595    $    263,595
    Accounts receivable, net                                             1,964,020        4,357,048       7,899,027       7,899,027
    Inventories                                                             34,723           92,188          96,432          96,432
    Other current assets                                                     5,132            5,690          18,836          18,836
    Deferred income taxes                                                     --               --              --         2,824,000
                                                                      ------------     ------------    ------------    ------------
              Total current assets                                       2,315,343        4,596,559       8,277,890      11,101,890

PROPERTY AND EQUIPMENT, net                                                908,231        1,085,112         928,528         928,528

OTHER ASSETS                                                                64,511          121,657          50,311          50,311
                                                                      ------------     ------------    ------------    ------------
              Total assets                                            $  3,288,085     $  5,803,328    $  9,256,729    $ 12,080,729
                                                                      ============     ============    ============    ============
                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES:
    Accounts payable                                                  $    203,923     $    482,662    $    868,289    $    868,289
    Accrued expenses                                                       113,905          485,189         581,248         581,248
    Income taxes payable                                                      --               --              --         1,824,000
    Note payable to bank                                                      --               --              --        10,622,000
                                                                      ------------     ------------    ------------    ------------
              Total current liabilities                                    317,828          967,851       1,449,537      13,895,537
                                                                      ------------     ------------    ------------    ------------
COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDERS' EQUITY:
    Preferred stock, $.01 par value; 25,000,000 shares authorized,
       none issued and outstanding                                            --               --              --              --
    Common stock, $.01 par value; 100,000,000 shares authorized,
       19,480,000 shares issued and outstanding                            194,800          194,800         194,800         194,800
    Additional paid-in capital                                                --              2,517          44,336      (2,009,608)
    Retained earnings                                                    2,777,707        4,638,160       7,568,056            --
    Less-  Treasury stock, at cost, 194,800 shares in 1995                  (2,250)            --              --              --
                                                                      ------------     ------------    ------------    ------------
              Total shareholders' equity                                 2,970,257        4,835,477       7,807,192      (1,814,808)
                                                                      ------------     ------------    ------------    ------------
              Total liabilities and shareholders' equity              $  3,288,085     $  5,803,328    $  9,256,729    $ 12,080,729
                                                                      ============     ============    ============    ============

         The accompanying notes to financial statements are an integral part of these balance sheets.


                              OMEGA RESEARCH, INC.
                              --------------------

                              STATEMENTS OF INCOME
                              --------------------

                                                                                   SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                  JUNE 30,
                                      ---------------------------------------   -------------------------
                                          1994          1995          1996          1996         1997
                                      -----------   -----------   -----------   -----------   -----------
                                                                                       (Unaudited)
REVENUES:
    Licensing fees                    $ 7,853,349   $ 7,912,502   $13,943,234   $ 6,322,124   $12,092,426
    Other revenues                        706,720     1,501,911     3,876,928     1,786,478     2,526,560
                                      -----------   -----------   -----------   -----------   -----------
         Total revenues                 8,560,069     9,414,413    17,820,162     8,108,602    14,618,986
                                      -----------   -----------   -----------   -----------   -----------
OPERATING EXPENSES:
    Cost of licensing fees                831,098       875,700     1,716,884       880,829       855,583
    Product development                   492,076       651,432     1,041,131       376,522       842,917
    Sales and marketing                 2,711,699     3,560,970     5,617,931     2,603,097     4,945,968
    General and administrative            798,037     1,038,088     2,421,638       997,848     2,595,505
                                      -----------   -----------   -----------   -----------   -----------
         Total operating expenses       4,832,910     6,126,190    10,797,584     4,858,296     9,239,973
                                      -----------   -----------   -----------   -----------   -----------

         Income from operations         3,727,159     3,288,223     7,022,578     3,250,306     5,379,013

OTHER INCOME, net                          18,232        23,724        59,436         8,513        17,664
                                      -----------   -----------   -----------   -----------   -----------

         Net income                     3,745,391     3,311,947     7,082,014     3,258,819     5,396,677

PRO FORMA ADJUSTMENT TO REFLECT
    INCOME TAXES (Note 1)               1,479,429     1,308,219     2,797,396     1,287,234     2,131,687
                                      -----------   -----------   -----------   -----------   -----------

         Pro forma net income         $ 2,265,962   $ 2,003,728   $ 4,284,618   $ 1,971,585   $ 3,264,990
                                      ===========   ===========   ===========   ===========   ===========

PRO FORMA NET INCOME PER SHARE                                    $      0.21                 $      0.15
                                                                  ===========                 ===========

WEIGHTED AVERAGE SHARES OUTSTANDING                                20,541,000                  21,186,000
                                                                  ===========                 ===========


         The accompanying notes to financial statements are an integral part of these statements.


                              OMEGA RESEARCH, INC.
                              --------------------

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                       ----------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
              ----------------------------------------------------



                                                   COMMON STOCK         ADDITIONAL
                                            -------------------------    PAID-IN        RETAINED        TREASURY
                                               SHARES        AMOUNT      CAPITAL        EARNINGS          STOCK         TOTAL
                                            -----------   -----------   -----------    -----------    -----------    -----------

BALANCE, December 31, 1993                   19,480,000   $   194,800   $      --      $ 1,341,337    $    (2,250)   $ 1,533,887
    Cash distributions to shareholders             --            --            --       (3,467,968)          --       (3,467,968)
    Net income                                     --            --            --        3,745,391           --        3,745,391
                                            -----------   -----------   -----------    -----------    -----------    -----------

BALANCE, December 31, 1994                   19,480,000       194,800          --        1,618,760         (2,250)     1,811,310
    Cash distributions to shareholders             --            --            --       (2,153,000)          --       (2,153,000)
    Net income                                     --            --            --        3,311,947           --        3,311,947
                                            -----------   -----------   -----------    -----------    -----------    -----------

BALANCE, December 31, 1995                   19,480,000       194,800          --        2,777,707         (2,250)     2,970,257
    Retirement of treasury stock                   --            --          (2,250)          --            2,250           --
    Compensation expense on stock
       option grants                               --            --           4,767           --             --            4,767
    Cash distributions to shareholders             --            --            --       (5,221,561)          --       (5,221,561)
    Net income                                     --            --            --        7,082,014           --        7,082,014
                                            -----------   -----------   -----------    -----------    -----------    -----------

BALANCE, December 31, 1996                   19,480,000       194,800         2,517      4,638,160           --        4,835,477
    Compensation expense on stock
       option grants (unaudited)                   --            --          41,819           --             --           41,819
    Cash distributions to shareholders
       (unaudited)                                 --            --            --       (1,960,000)          --       (1,960,000)
    Noncash distributions to shareholders
       (unaudited)                                 --            --            --         (506,781)          --         (506,781)
    Net income (unaudited)                         --            --            --        5,396,677           --        5,396,677
                                            -----------   -----------   -----------    -----------    -----------    -----------

BALANCE, June 30, 1997 (unaudited)           19,480,000   $   194,800   $    44,336    $ 7,568,056    $      --      $ 7,807,192
                                            ===========   ===========   ===========    ===========    ===========    ===========

         The accompanying notes to financial statements are an integral part of these statements.


                              OMEGA RESEARCH, INC.
                              --------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------



                                                                                                             SIX MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                            ----------------------------------------    --------------------------
                                                                1994          1995           1996           1996           1997
                                                            -----------   -----------    -----------    -----------    -----------
                                                                                                               (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                $ 3,745,391   $ 3,311,947    $ 7,082,014    $ 3,258,819    $ 5,396,677
  Adjustments to reconcile net income to net cash
     provided by operating activities-
        Depreciation and amortization                           153,676       205,753        353,852        114,787        351,081
        Provision for doubtful accounts                         117,000       134,000        830,430        485,726      1,231,684
        Compensation expense on stock option grants                --            --            4,767           --           41,819
        (Increase) decrease in:
            Accounts receivable                                (588,602)   (1,158,223)    (3,223,458)    (1,825,229)    (4,773,663)
            Inventories                                         (10,652)        8,082        (57,465)       (42,670)        (4,244)
            Other current assets                                  1,954         4,919           (558)        (2,360)       (13,146)
            Other assets                                           --          (2,211)       (46,800)          --             --
        Increase (decrease) in:
            Accounts payable                                     69,083       (86,175)       278,739        462,250        385,627
            Accrued expenses                                     79,604        18,472        371,284         80,740         96,059
                                                            -----------   -----------    -----------    -----------    -----------
                Net cash provided by operating activities     3,567,454     2,436,564      5,592,805      2,532,063      2,711,894
                                                            -----------   -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                         (167,404)     (240,310)      (530,733)      (141,978)      (600,574)
  Purchases of investments                                     (100,325)         --             --             --             --
  Proceeds from maturities of investments                          --         200,489           --             --             --
  Capitalized software development costs                        (32,400)      (61,000)       (10,346)      (150,151)       (29,358)
                                                            -----------   -----------    -----------    -----------    -----------
          Net cash used in investing activities                (300,129)     (100,821)      (541,079)      (292,129)      (629,932)
                                                            -----------   -----------    -----------    -----------    -----------



                                   (Continued)

                                      F-6



                              OMEGA RESEARCH, INC.
                              --------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                   (Continued)



                                                                                                          SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                       --------------------------------------       --------------------------
                                                            1994          1995           1996           1996           1997
                                                       -----------    -----------    -----------    -----------    -----------
                                                                                                           (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on note payable                             $   (39,093)   $      --      $      --      $      --      $      --
  Distributions to shareholders                         (3,467,968)    (2,153,000)    (5,221,561)    (1,856,561)    (1,960,000)
                                                       -----------    -----------    -----------    -----------    -----------
          Net cash used in financing activities         (3,507,061)    (2,153,000)    (5,221,561)    (1,856,561)    (1,960,000)
                                                       -----------    -----------    -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      (239,736)       182,743       (169,835)       383,373        121,962

CASH AND CASH EQUIVALENTS, beginning of period             368,461        128,725        311,468        311,468        141,633
                                                       -----------    -----------    -----------    -----------    -----------

CASH AND CASH EQUIVALENTS, end of period               $   128,725    $   311,468    $   141,633    $   694,841    $   263,595
                                                       ===========    ===========    ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest               $     1,641    $     1,657    $      --      $      --      $      --
                                                       ===========    ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH
    TRANSACTIONS - See Note 7

         The accompanying notes to financial statements are an integral part of these statements.

                              OMEGA RESEARCH, INC.
                              --------------------

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

(1)  DESCRIPTION OF BUSINESS AND SIGNIFICANT
          ACCOUNTING POLICIES:
     ---------------------------------------
     (A) DESCRIPTION OF BUSINESS-
         ------------------------

Omega Research, Inc. (the "Company"), a Florida corporation, was incorporated in 1982 to develop, market and sell investment analysis software to investors. The Company's principal products allow investors to historically test and computer automate trading strategies.

     (B) SIGNIFICANT ACCOUNTING POLICIES-
         --------------------------------

The following is a summary of significant accounting policies followed in the preparation of these financial statements.

         CASH AND CASH EQUIVALENTS
         -------------------------

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 1995 and 1996, cash and cash equivalents consisted primarily of interest-bearing deposits.

         ACCOUNTS RECEIVABLE
         -------------------

Accounts receivable are principally from individuals, distributors and retailers of the Company's products. The Company performs periodic credit evaluations of its customers and maintains allowances for potential credit losses of $134,000, $830,430 and $2,010,114 (unaudited) at December 31, 1995 and 1996 and June 30,
1997, respectively, and allowances for potential returns of approximately $252,000 and $1,796,859 and $4,875,000 (unaudited) at December 31, 1995 and 1996 and June 30, 1997, respectively.

The Company provides all customers with a 30-day right of return, and as a result, records a provision for returns at the time of sale. The Company, depending on the circumstances, permits customers to return products after the 30-day period in order to maintain as high a level of customer satisfaction as possible. The reserve for returns and the provision for bad debts, in accordance with generally accepted accounting principles, are estimated based on historical experience and other relevant information. There is no certainty that future returns or bad debts will not exceed established estimates. In addition, the Company is subject to rapid changes in technology and shifts in consumer demand which could result in product returns, in the near term, that are materially different than the Company's reserves provided.

         INVENTORIES
         -----------

Inventories, which consist primarily of software media, manuals and related packaging materials, are stated at the lower of cost or market with cost determined on a first-in, first-out ("FIFO") basis.

         PROPERTY AND EQUIPMENT
         ----------------------

Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated using the accelerated and straight-line methods over the estimated useful lives of the assets.

Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is recognized currently.

         REVENUE RECOGNITION
         -------------------

         LICENSING FEES

Sales are recognized at the time the product is shipped, in accordance with the provisions of the AICPA Statement of Position 91-1, "Software Revenue Recognition." While the Company has no obligation to perform future services subsequent to shipment, the Company provides telephone customer support as an accommodation to purchasers of its products as a means of fostering customer satisfaction. The majority of such services are provided during the first 60 days of ownership of the Company's products. Costs associated with this effort are generally insignificant in relation to product sales value.

         OTHER REVENUES
         --------------

The Company has entered into various agreements with entities that market and sell financial market data feed subscriptions. Except for the agreements described in Note 6, the Company receives, in general, monthly payments based on the use by the Company's customers of financial market data feed subscriptions which are accessed through one of the Company's products. The Company records these revenues as they are earned in accordance with the terms of the applicable contracts.

         SOFTWARE DEVELOPMENT COSTS
         --------------------------

In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Capitalized Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"), the Company examines its software development costs after technological feasibility has been established to determine the amount of capitalization that is required. Based on the Company's product development process, technological feasibility is established upon completion of a working model. The costs that are capitalized are amortized on the straight-line basis over a one-year period, the period of benefit, of the related products. For certain periods, the technological feasibility of the Company's products and the general release of such software substantially coincide, and, as a result, software development costs qualifying for capitalization are immaterial. Software development costs, net of amortization, were $61,000, $71,348 and $0 (unaudited) at December 31, 1995 and 1996 and June 30, 1997, respectively.

In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of"("SFAS 121") was issued. SFAS 121 establishes accounting standards for recording the impairment of long-lived assets, certain identifiable intangibles and goodwill. The Company, as required, adopted the provisions of SFAS 121 for the year ended December 31, 1996 which did not have an impact on its results of operations and financial position.

         USE OF ESTIMATES
         ----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         STOCK-BASED COMPENSATION
         ------------------------

Beginning in 1996, the Company implemented the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") in accounting for stock-based transactions with nonemployees and, accordingly, records compensation expense in the statements of income when these type of options are issued. The Company continues to apply the provisions of APB 25 for transactions with employees, as permitted by SFAS 123.

         INTERIM FINANCIAL DATA
         ----------------------

In the opinion of the management of the Company, the accompanying unaudited financial statements contain all adjustments (consisting of only normal and recurring adjustments) necessary to present fairly the financial position of the Company as of June 30, 1997, and the results of operations for the six months ended June 30, 1996 and 1997. The results of operations and cash flows for the six months ended June 30, 1997 are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1997, or for any subsequent period.

         FAIR VALUE OF FINANCIAL INSTRUMENTS
         -----------------------------------

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value as of December 31, 1995 and 1996.

         INCOME TAX STATUS
         -----------------

For income tax reporting purposes, the Company is an S Corporation. Accordingly, net income and related timing differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are included in the individual tax returns of the shareholders.

The pro forma adjustment to reflect income taxes included in the accompanying statements of income is for informational purposes only. Income taxes have been provided at the estimated effective rate of 39.5%.

         PRO FORMA NET INCOME PER SHARE
         ------------------------------

Pro forma net income per common share and common share equivalents have been computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding as well as the impact of the following:

Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common share and common share equivalents issued at prices below the assumed public offering price during the 12-month period prior to the proposed public offering having been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and an assumed initial public offering price of $11.00 per share).

Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 55, common shares outstanding also include the estimated portion of the shares in the proposed initial public offering (321,000 and 966,000 shares for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively, at an assumed initial offering price of $11 per share) whose proceeds would fund undistributed S Corporation earnings at December 31, 1996 and June 30, 1997 of $3,526,000 and $10,622,000, respectively. See Note 7.

                                             YEAR ENDED        SIX MONTHS
                                            DECEMBER 31,     ENDED JUNE 30,
                                                1996              1997
                                            ------------     --------------

Weighted average shares outstanding          19,480,000        19,480,000

Impact of stock options with exercise
   prices below the initial offering price      740,000           740,000

Impact of shares required to settle
   undistributed S Corporation earnings         321,000           966,000
                                             ----------        ----------

                                             20,541,000        21,186,000
                                             ==========        ==========

         NEW ACCOUNTING PRONOUNCEMENT
         ----------------------------

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") which changes the method of calculating earnings per share. SFAS 128 requires the presentation of "basic" earnings per share and "diluted" earnings per share on the face of the income statement. Basic earnings per share is computed by dividing the net income available to common shareholders by the weighted average shares of outstanding common stock. The calculation of diluted earnings per share is similar to basic earnings per share except that the denominator includes dilutive common stock equivalents such as stock options and warrants. The statement is effective for financial statements for periods ending after December 15, 1997. The Company will adopt SFAS 128 in the fourth quarter of 1997, as early adoption is not permitted. The following table presents pro forma earnings per share amounts calculated in accordance with SFAS 128:

                                         YEAR ENDED        SIX MONTHS
                                        DECEMBER 31,     ENDED JUNE 30,
                                            1996             1997
                                        ------------     --------------
Pro forma earnings per share:
    Basic earnings per share             $   0.22          $   0.17
    Diluted earnings per share           $   0.21          $   0.15


(2)  PROPERTY AND EQUIPMENT:
     -----------------------

Property and equipment consists of the following:
                                                              DECEMBER 31,
                                         USEFUL LIFE  -----------------------------          JUNE 30,
                                          IN YEARS        1995               1996             1997
                                         -----------  -----------      ------------       -----------
                                                                                          (Unaudited)

Land                                          --      $    47,034       $    47,034       $      --
Building and improvements                     35          556,778           559,119              --
Computers and software                         3          432,594           913,052         1,270,921
Furniture and equipment                      3-5          262,135           284,625           430,665
Leasehold improvements                         5             --                --              96,666
Autos                                          5          110,205           110,205           110,205
                                                      -----------       -----------       -----------
                                                        1,408,746         1,914,035         1,908,457
Less - Accumulated depreciation
    and amortization                                     (500,515)         (828,923)         (979,929)
                                                      -----------       -----------       -----------
                                                      $   908,231       $ 1,085,112       $   928,528
                                                      ===========       ===========       ===========

(3)  ACCRUED EXPENSES:
     -----------------

Accrued expenses consist of the following:

                                               DECEMBER 31,
                                       -------------------------------       JUNE 30,
                                          1995              1996              1997
                                       ------------       ------------     ------------
                                                                           (Unaudited)
Payroll and related accruals           $     68,761       $    262,268     $    377,395
Accrued technical support costs                   -            120,000          150,000
Other                                        45,144            102,921           53,853
                                       ------------       ------------     ------------
                                       $    113,905       $    485,189     $    581,248
                                       ============       ============     ============

(4)  STOCK OPTIONS:
     --------------

The Company has reserved 3,000,000 shares of its common stock for issuance under its 1996 Incentive Stock Plan (the "Plan"). Under the Plan, incentive and nonqualified stock options, stock appreciation rights, stock awards, performance shares and performance units are available to employees or consultants of the Company. Currently, only options have been granted. The terms of each option agreement are determined by the Board of Directors until a Compensation Committee is established. The exercise price of incentive stock options may not be less than fair market value at the date of grant and their terms may not exceed ten years. All options issued under the Plan in 1996 had a five-year vesting period. A summary of stock option activity is as follows:

                                                 NO. OF             EXERCISE
                                                 SHARES              PRICE
                                               -----------       --------------
 Options outstanding at December 31, 1995               -
      Granted                                     582,000        $ 1.25
                                               ----------

 Outstanding, December 31, 1996                   582,000          1.25
      Granted (unaudited)                         304,750          1.25 - 7.00
      Cancelled (unaudited)                          (500)         2.00
                                               ----------

 Outstanding, June 30, 1997 (unaudited)           886,250        $ 1.25 - 7.00
                                               ==========

All options issued during 1996 were issued to key employees at an exercise price that was subsequently determined to be approximately $286,000 below fair market value at the date of grant as determined by an independent appraisal. Several of the options issued during 1997 were determined to be, in the aggregate, $629,000 (unaudited) below fair value as determined by an independent appraisal. These differences will be amortized over the five-year vesting period of the related stock options. For the year ended December 31, 1996 and the six months ended June 30, 1997, the Company recorded compensation expense of $4,767 and $41,819 (unaudited), respectively. At December 31, 1996 and June 30, 1997, there were no exercisable options.

The Company, as permitted by SFAS 123, applies APB opinion 25 for options granted to employees. Accordingly, no compensation is recognized for such grants to the extent their exercise price is equal to the fair market value of the underlying stock at the date of grant. Had compensation cost for the Company's stock options been based on fair value at the grant dates consistent with the methodologies of SFAS 123, the Company's net income for the year ended December 31, 1996 and the six months ended June 30, 1997 would have been reduced by $8,324 and $143,088 (unaudited), respectively. These amounts had no impact on pro forma net income per share.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes model with the following assumptions: expected volatility of 70%, risk-free interest rate of 7.0%, expected dividends of $0 and expected terms of 7 years.

(5)  EMPLOYEE BENEFIT PLANS:
     -----------------------

The Company provides retirement benefits through a defined contribution 401(k) plan (the "Plan") which was established during 1994. Company distributions under the Plan amounted to $22,842, $16,350, $62,483 and $0 (unaudited) in 1994, 1995,
1996 and the six months ended June 30, 1997, respectively. The Company also provides benefits through a Profit Sharing Bonus Program for eligible employees, as defined, which was terminated effective June 30, 1997.

Distributions under the Profit Sharing Bonus Program are based on increases in net sales levels and are made at the sole discretion of the Company. Company distributions under this Profit Sharing Bonus Program amounted to $81,279, $19,903, $422,878 and $277,000 (unaudited) in 1994, 1995, 1996 and the six months ended June 30, 1997, respectively.

(6)  COMMITMENTS AND CONTINGENCIES:
     ------------------------------

     OPERATING LEASES
     ----------------

During 1996, the Company entered into a noncancellable operating lease for new office facilities. The term of the lease is five and one-half years and commenced in February 1997. Future minimum lease payments as of December 31, 1996 under all operating leases are as follows:

                  1997                    $    262,140
                  1998                         280,957
                  1999                         265,638
                  2000                         271,942
                  2001                         280,586
                  Thereafter                   178,293
                                          ------------
                                          $  1,539,556
                                          ============

Total rent expense for 1996 and the six months ended June 30, 1997 was $47,264 and $118,999 (unaudited), respectively.

     ROYALTY AGREEMENT
     -----------------

On August 26, 1994, and as amended on March 7, 1997, the Company entered into a Software License, Maintenance and Development Agreement (the "Agreement") with Dow Jones Markets, Inc. ("Dow Jones Markets"). Under the Agreement, the Company modified one of its software products to create a Dow Jones Markets version. Also, the Company granted Dow Jones Markets a license to promote, market, sublicense and distribute the Dow Jones Markets version for six years. The Company received no royalties under the Agreement in 1994 and 1995. During 1996 and the six months ended June 30, 1997, the Company earned approximately $1,452,000 and $1,240,000 (unaudited), respectively, in royalties (based upon minimum royalty requirements) under the terms of this Agreement. In March 1997, the Company entered into a similar agreement (but without minimum royalty requirements) with Dow Jones Markets concerning one of its other software products. Marketing of such other products under that agreement has not yet begun.

     LITIGATION
     ----------

From time to time, the Company may become engaged in ordinary routine litigation incidental to its business. The Company does not believe that such ordinary routine litigation would have a material adverse effect on its financial position or results of operations.

(7)  SUBSEQUENT EVENTS:
     ------------------

     SHARE SPLIT
     -----------

Effective January 29, 1997, the Company authorized an increase in the amount of its authorized common stock to 100,000,000 and changed the par value of each share to $.01. In addition, on January 30, 1997, the Company declared a 97,400-for-1 split of its outstanding common stock. The split has been retroactively reflected in the financial statements for all periods presented.

     INITIAL PUBLIC OFFERING
     -----------------------

The Company is in the process of preparing an initial public offering (the "Offering") of up to 4,255,000 shares of common stock of the Company. It is currently contemplated that of the shares of common stock to be offered to the public, 2,990,000 shares of common stock will be offered by the Company and up to 1,265,000 shares of common stock will be offered by the Selling Shareholders. On July 16, 1997, the Company authorized 25,000,000 shares of preferred stock with a par value of $.01 per share. No specific preferences or rights have been established to date with respect to any of these shares nor have any of these shares been issued.

Additionally, just prior to consummation of the Offering the Company intends to revoke its S Corporation status. As a result, deferred income taxes and related tax liabilities will be recorded and will result in a benefit of approximately $1.0 million to the provision for income taxes.

     DISTRIBUTION
     ------------

Effective June 30, 1997, the Company declared a dividend distributing land and a building to its shareholders. The carrying values of such assets was $506,781.

     UNAUDITED PRO FORMA BALANCE SHEET
     ---------------------------------

The accompanying unaudited pro forma balance sheet at June 30, 1997, assumes the effects, on a pro forma basis, of the following transactions: (a) the distribution of undistributed S Corporation earnings through June 30, 1997 to the current shareholders totaling $10,622,000 and financed through the issuance of a note payable to a bank; (b) the recording of estimated deferred taxes and related tax liabilities recognized in accordance with Financial Accounting Standards Board Statement No. 109, which the Company will adopt upon termination of S Corporation status, and (c) the reclassification of remaining undistributed amounts to additional paid-in capital.

              [Graphic depiction of the Omega Research Platform and strategic alliances with third-party vendors and solution providers.]

                              [OMEGA RESEARCH LOGO]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

SEC registration fee.................................................  $17,607
NASD filing fee......................................................    5,606
Nasdaq National Market listing fee...................................   50,000
Fees and expenses of counsel.........................................  225,000
Fees and expenses of accountants.....................................  125,000
Printing expenses....................................................  125,000
Transfer agent and registrar fees....................................    3,500
Blue sky fees and expenses...........................................   10,000
Miscellaneous........................................................   88,287
                                                                      --------
          Total...................................................... $650,000
                                                                      ========

     The Company intends to pay all expenses of registration, issuance and distribution, excluding underwriters' discounts and commissions, with respect to the shares being sold by the Selling Shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 607.0850 of the Florida Business Corporation Act (the "Statute") sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

     Article TWELFTH of the Articles and Article IX of the Bylaws of the Company, copies of which are filed as Exhibits 3.1 and 3.2, contain certain indemnification provisions adopted pursuant to authority contained in the Statute. The Articles contain a provision eliminating the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Statute. Under the Bylaws, the Company will indemnify any person who is or was a director or officer of the Company, and may indemnify a person who is or was an employee or agent of the Company or who is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against: (a) liability incurred in connection with any proceeding (other than an action by or in the right of the Company) to which such person was or is a party by reason of acting in any such capacity; and (b) expenses and amounts paid in settlement (not exceeding, in the judgment of the Company's Board of Directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred in connection with the defense or settlement of any proceeding by or in the right of the Company to procure a judgment in its favor to which such person was or is a party by reason of acting in any such capacity, provided that: (i) such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and (ii) no indemnification shall be made in respect of any claim, issue, or matter in any proceeding by or in the right of the Company as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. For purposes of Article IX of the Bylaws: (A) the term "expenses" includes counsel fees, including those for appeal; (B) the term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding; and
(C) the term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal.

     Under the Bylaws, to the extent a director or officer of the Company, or an employee or agent of the Company which the Company has elected to indemnify, has been successful on the merits or otherwise in defense of any proceeding described above, or in the defense of any claim, issue, or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. For all other indemnification which may be provided under the Bylaws in connection with any proceeding, unless made pursuant to a determination by a court, indemnification shall be made only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the director, officer, employee or agent has met the applicable standard of conduct set forth in the Bylaws, which determination shall be made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding; (b) if such quorum is not obtainable, or even if obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time parties to the proceeding; (c) by independent legal counsel selected by the Board of Directors or a committee thereof as prescribed by the Statute; or (d) by the shareholders by majority vote of a quorum consisting of shareholders who were not parties to such proceeding or if such a quorum is not obtainable, by a majority vote of shareholders who were not parties to such proceeding. Evaluation as to reasonableness of expenses and authorization of indemnification must be made in the same manner as the determination that indemnification is permissible, except that if the determination of permissibility is made by independent legal counsel, then the Board of Directors or the committee thereof which appointed such legal counsel must evaluate the reasonableness of expenses. The Bylaws also permit the Company to pay expenses incurred by its officers, directors, employees, and agents in advance of the final disposition of a proceeding, provided that the Company may advance expenses to an officer or director only after receiving an undertaking by or on behalf of such officer or director to repay such amount if he is ultimately found not to be entitled to indemnification pursuant to the Bylaws.

     The Company will enter into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Articles and Bylaws. These agreements, among other things, will indemnify the Company's directors and officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by the Company or any third person) and liabilities of any type whatsoever (including, but not limited to, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director, officer, employee or other agent of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

     The Company intends to obtain liability insurance for the benefit of its directors and officers.

     Under the terms of the Underwriting Agreement, the Underwriters have agreed to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The Company has not issued or sold any unregistered securities within the past three years except for the granting of stock options pursuant to the Incentive Stock Plan as described in "Management -- Other Compensation Arrangements." All of the stock options were granted by the Company in reliance upon the exemption from registration available under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS:

EXHIBIT
 NUMBER                         DESCRIPTION
-------                         -----------
  1.1   -- Form of Underwriting Agreement.*

  3.1 -- Second Amended and Restated Articles of Incorporation of Omega Research, Inc.+

  3.2   -- Second Amended and Restated Bylaws of Omega Research, Inc.+

  5.1 -- Opinion of Rubin Baum Levin Constant Friedman & Bilzin regarding legality of Common Stock.+

  10.1  -- Omega Research, Inc. 1996 Incentive Stock Plan.+

  10.2  -- Omega Research, Inc. 1997 Nonemployee Director Stock Option Plan.+

  10.3 -- Software License, Maintenance and Development Agreement between Dow Jones Markets, Inc. and the Company, as amended (TRADESTATION Agreement).+**

  10.4 -- Software License, Maintenance and Development Agreement between Dow Jones Markets, Inc. and the Company (SUPERCHARTS Agreement).+**

  10.5 -- Standard Office Building Lease between 8700 Flagler, Ltd. and the Company, as amended by Memorandum of Commencement Date.+

  10.6  -- S Corporation Tax Allocation and Indemnification Agreement.*

  10.7  -- Form of Indemnification Agreement.+

  10.8  -- Omega Research, Inc. 1997 Employee Stock Purchase Plan.*

  10.9  -- Form of non-competition agreement.+

  23.1  -- Consent of Arthur Andersen LLP.+

  23.2  -- Consent of Rubin Baum Levin Constant Friedman & Bilzin (included in
           Exhibit 5.1).

  24.1 -- Power of Attorney (included with the signature page to the Registration Statement).

  27.1  -- Financial Data Schedule.+
-------------------
+  Filed herewith.
*  To be filed by amendment.
** Confidential treatment requested for portions of this exhibit.

     (b) FINANCIAL STATEMENT SCHEDULES:

         Report of Independent Accountants -- Arthur Andersen LLP............S-1
         Schedule II -- Valuation and Qualifying Accounts....................S-2

     All other financial statement schedules have been omitted because they are not applicable or because the information that would be included in such schedules is included elsewhere in the Registration Statement.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to provide to the representatives of the Underwriters at the closings specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by such representatives to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on the 25th day of July, 1997.

                               OMEGA RESEARCH, INC.

                               By: /s/ WILLIAM R. CRUZ
                                   -------------------
                                       William R. Cruz
                                       Co-Chairman of the Board of Directors and
                                       Co-Chief Executive Officer

                               By: /s/ RALPH L. CRUZ
                                   -----------------
                                       Ralph L. Cruz
                                       Co-Chairman of the Board of Directors and
                                       Co-Chief Executive Officer

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Omega Research, Inc., do hereby constitute and appoint William R. Cruz and Ralph L. Cruz, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for each of us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

           SIGNATURE                                   TITLE                                   DATE
           ---------                                   -----                                   ----
/s/ WILLIAM R. CRUZ                   Co-Chairman of the Board and Co-Chief               July 25, 1997
---------------------------------     Executive Officer (Co-Principal Executive
    William R. Cruz                   Officer)
/s/ RALPH L. CRUZ                     Co-Chairman of the Board and Co-Chief               July 25, 1997
---------------------------------     Executive Officer (Co-Principal Executive
    Ralph L. Cruz                     Officer)
/s/ SALOMON SREDNI                    Vice President of Operations, Chief Financial       July 25, 1997
---------------------------------     Officer and Director (Principal Financial and
    Salomon Sredni                    Accounting Officer)
/s/ PETER A. PARANDJUK                Director                                            July 25, 1997
---------------------------------
    Peter A. Parandjuk

/s/ MARC J. STONE                     Director                                            July 25, 1997
---------------------------------
    Marc J. Stone

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE
         --------------------------------------------------------------

To Shareholders of
  Omega Research, Inc.

We have audited in accordance with generally accepted auditing standards, the financial statements as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995, and 1996 included in this registration statement, and have issued our report thereon dated March 28, 1997 (except with respect to the matters discussed in Note 7, as to which the date is July 17, 1997). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying Schedule II is the responsibility of the Company's management and is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statments and, in our opinion, fairly states, in all material respects, applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


/s/ Arthur Andersen LLP
-----------------------
ARTHUR ANDERSEN LLP


Miami, Florida
    March 28, 1997 (except with respect to
    the matters discussed in Note 7, as to
    which the date is July 17, 1997).


                              OMEGA RESEARCH, INC.
                              --------------------

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                 -----------------------------------------------

               FOR THE YEAR ENDED DECEMBER 31, 1996, 1995 AND 1994
               ---------------------------------------------------

                                 (IN THOUSANDS)

                                                        BALANCE AT        CHARGED TO                         BALANCE AT
                                                        BEGINNING         COSTS AND                             END
                                                        OF PERIOD          EXPENSES        DEDUCTIONS        OF PERIOD
                                                        ----------        ----------       ----------        ----------
Allowance for doubtful accounts and returns:

    Fiscal year ended December 31, 1996                 $      386        $    6,170        $    3,929       $    2,627
                                                        ==========        ==========        ==========       ==========

    Fiscal year ended December 31, 1995                 $      271        $    1,549        $    1,434       $      386
                                                        ==========        ==========        ==========       ==========

    Fiscal year ended December 31, 1994                 $      360        $    1,192        $    1,281       $      271
                                                        ==========        ==========        ==========       ==========

                               INDEX TO EXHIBITS
EXHIBIT
NUMBER                            DESCRIPTION                          PAGE
--------                          -----------                          ----

1.1   --Form of Underwriting Agreement.*
3.1   --Second Amended and Restated Articles of Incorporation of
        Omega Research.+
3.2   --Second Amended and Restated Bylaws of Omega Research, Inc.+
5.1 --Opinion of Rubin Baum Levin Constant Friedman & Bilzin regarding legality of Common Stock.+
10.1  --Omega Research, Inc. 1996 Incentive Stock Plan.+
10.2  --Omega Research, Inc. 1997 Nonemployee Director Stock
        Option Plan.+
10.3 --Software License, Maintenance and Development Agreement between Dow Jones Markets, Inc. and the Company, as amended (TRADESTATION Agreement).+**
10.4 --Software License, Maintenance and Development Agreement between Dow Jones Markets, Inc. and the Company
        (SUPERCHARTS Agreement).+**
10.5 --Standard Office Building Lease between 8700 Flagler, Ltd. and the Company, as amended by Memorandum of Commencement
        Date.+
10.6  --S Corporation Tax Allocation and Indemnification Agreement.*
10.7  --Form of Indemnification Agreement.+
10.8  --Omega Research, Inc. 1997 Employee Stock Purchase Plan.*
10.9  --Form of non-competition agreement.+
23.1  --Consent of Arthur Andersen LLP.+
23.2 --Consent of Rubin Baum Levin Constant Friedman & Bilzin (included in Exhibit 5.1).
24.1 --Power of Attorney (included with the signature page to the Registration Statement).
27.1  --Financial Data Schedule.+

-----------
+   Filed herewith.
*   To be filed by amendment.
**  Confidential treatment reguested for portions of this exhibit.